UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

REPTRON ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies: Common stock, .01 par value.

2)	Aggregate number of securities to which transaction applies: Based on the sum of (a) 5,185,000, which represents 5,020,000 shares of Reptron Electronics, Inc. common stock, outstanding as of January 3, 2007, and (b) 165,000 shares of Reptron Electronics, Inc. common stock issuable pursuant to stock options with exercise prices less than the per share merger consideration of $0.68.

3)	Per unit price or other underlying value of transaction computed pursuant to Section 14(g) of the Exchange Act (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 18, 2006, by and among Reptron Electronics, Inc., Kimball Electronics Manufacturing, Inc. and Gator Electronics, Inc., each issued and outstanding share of Reptron Electronics, Inc. common stock, other than shares owned by stockholders who are entitled to and have exercised and perfected appraisal rights, will be converted into the right to receive $0.68 in cash. In addition, pursuant to the terms of the Agreement and Plan of Merger, each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger. The filing fee was calculated based upon (a) an estimated aggregate cash payment of $3,413,600 based on the proposed per share cash payment of $0.68 for outstanding shares of common stock, and (b) an estimated aggregate cash payment of $52,800 to holders of outstanding options to purchase an aggregate of 165,000 shares of common stock with per share exercise prices of less than $0.68. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the amount calculated pursuant to the preceding sentence.

4)	Proposed maximum aggregate value of transaction: $3,466,400

5)	Total fee paid: $371.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

REPTRON ELECTRONICS, INC.

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

[NOTICE DATE], 2007

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Reptron Electronics, Inc., or Reptron, to be held on [MEETING DATE], 2007 at 8:00 a.m., Eastern Time, at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626.

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2006 by and among Reptron, Gator Electronics, Inc., or Gator, and Kimball Electronics Manufacturing, Inc., or Kimball, and to approve the merger contemplated by the merger agreement. Under the merger agreement, Gator, a wholly-owned subsidiary of Kimball will be merged with and into Reptron, with Reptron being the surviving corporation. Gator is a Florida corporation that was formed by Kimball for the purpose of completing the merger.

If the merger is completed, each issued and outstanding share of our common stock that you own will be converted into the right to receive $0.68 in cash, without interest, unless you choose to be a dissenting stockholder and exercise and perfect your appraisal rights under Florida law. Each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger. If the merger is completed, we will become a wholly-owned subsidiary of Kimball and, thereby, will no longer be a publicly traded company.

Our board of directors has unanimously approved the merger agreement and the merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement and which you are urged to read in its entirety. If the merger is completed, our directors, along with all other in-the-money option holders, will receive cash payments for their in-the-money options. See “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 30 of the accompanying proxy statement. Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger. Our board of directors also unanimously recommends that you vote FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval and adoption of the merger agreement and approval of the merger at the special meeting.

The enclosed proxy statement provides information about the merger agreement, the proposed merger and the special meeting. You may obtain additional information about us from documents filed with the Securities and Exchange Commission. We urge you to read carefully the accompanying proxy statement in its entirety, including the annexes, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, sign, date and mail the enclosed proxy card at your first opportunity.

This solicitation for your proxy is being made by Reptron on behalf of our board of directors. If you fail to vote on the merger, the effect will be the same as a vote against the approval and adoption of the merger agreement and approval of the merger for purposes of the vote referred to above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and approval of the merger, and approval of any postponement or adjournment of the special meeting referred to above. Returning the proxy card will not deprive you of your right to attend the special meeting, revoke your proxy and vote your shares in person.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

/s/ PAUL J. PLANTE
Paul J. Plante
Director, President and Chief Executive Officer

[NOTICE DATE], 2007

The accompanying proxy statement is dated [NOTICE DATE], 2007 and is first being mailed to stockholders of Reptron on or about                     , 2007.

REPTRON ELECTRONICS, INC.

13700 Reptron Boulevard

Tampa, Florida 33626

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [MEETING DATE], 2007

To the stockholders of Reptron Electronics, Inc.:

Notice is hereby given that a special meeting of stockholders of Reptron Electronics, Inc., a Florida corporation, will be held on [MEETING DATE], 2007, at 8:00 a.m., Eastern Time, at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626, for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 2006, by and among Reptron, Gator Electronics, Inc. and Kimball Electronics Manufacturing, Inc., and to approve the merger contemplated by the merger agreement.

•	To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval and adoption of the merger agreement and approval of the merger at the special meeting.

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has unanimously approved the terms of the merger agreement and the proposed merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger. Our board of directors also recommends that you vote FOR the approval of any postponement or adjournment of the special meeting referred to above.

Only holders of record of our common stock at the close of business on [RECORD DATE], 2007, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

Stockholders who do not vote in favor of approval and adoption of the merger agreement and approval of the merger will have the right to assert appraisal rights under Florida Business Corporation Act Sections 607.1301 to 607.1333, inclusive, if the merger is completed, but only if they submit to us a written notice of intent to demand payment before the vote is taken on the merger agreement and the merger, and they comply with Florida law as explained in the accompanying proxy statement. A copy of Florida Business Corporation Act Sections 607.1301 to 607.1333, inclusive, have been attached to this proxy statement as Annex C.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Failure to vote on the merger has the same effect as a vote against the merger. Even if you plan to attend the special meeting in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and mail the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for submissions by mail.

This solicitation for your proxy is being made by Reptron on behalf of our board of directors. If you do attend the special meeting and wish to vote in person, you may revoke your proxy in writing and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you have any questions or need assistance in voting your shares, please call Charles L. Pope, our Chief Financial Officer at (813) 854-2000.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

By Order of the Board of Directors,

/s/ PAUL J. PLANTE
Paul J. Plante
Director, President and Chief Executive Officer

Tampa, Florida

[NOTICE DATE], 2007

Please do not send your Reptron common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

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SUMMARY TERM SHEET

This summary provides a brief description of the material terms of the merger agreement and the merger. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information in the Annexes.

•	Purpose of the Merger and Timing

•	The principal purpose of the merger is to provide you with an opportunity to receive an immediate cash payment for your Reptron shares at a price that is at a premium over recent volume-weighted average market prices, and to enable Kimball to acquire Reptron. See “Special Factors—Purpose and Structure of the Merger” beginning on page 28.

•	The merger is being proposed at this time in direct response to the unsolicited offer received by Reptron from Kimball and the negotiations that took place after receiving such offer between our board of directors with the advice of Jefferies Broadview, a division of Jefferies & Company, Inc., as financial advisor and Kimball. See “Special Factors—Background of the Merger” beginning on page 13.

•	The Parties to the Merger

•	Reptron—Reptron Electronics, Inc. is a Florida corporation that is headquartered in Tampa, Florida. Reptron is an electronics manufacturing services company providing engineering services, electronics manufacturing services and display integration services. See “The Participants” on page 12.

•	Kimball—Kimball Electronics Manufacturing, Inc. is an Indiana corporation that is headquartered in Jasper, Indiana. Kimball is an indirect wholly-owned subsidiary of Kimball International, Inc., a publicly traded Indiana corporation. Kimball is a global contract electronics manufacturing services company that specializes in durable electronics for the automotive, medical, industrial and public safety markets. See “The Participants”on page 12.

•	Gator—Gator Electronics, Inc. is a Florida corporation that is a wholly-owned subsidiary of Kimball. Kimball formed Gator for the purpose of completing the merger. See “The Participants” on page 12.

•	The Merger

•	Gator will merge with and into Reptron, and Reptron will continue as the surviving corporation and as a wholly-owned subsidiary of Kimball. We have attached the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. See “Special Factors” beginning on page 13 and “The Merger Agreement” beginning on page 38.

•	Consideration; Effect of the Merger on Our Stockholders

•	In the merger, each share of our common stock will be converted automatically into the right to receive $0.68 in cash, without interest, except for:

•	treasury shares of our common stock, if any, all of which will be canceled without any payment;

•	shares of our common stock owned by Kimball or Gator or any of their wholly-owned subsidiaries, if any, all of which will be canceled without any payment; and

•	shares of our common stock held by dissenting stockholders who properly exercise and perfect appraisal rights, which will be available in accordance with Sections 607.1301 to 607.1333, inclusive, of the Florida Business Corporation Act. See “Special Factors—Dissenting Shareholder Appraisal Rights” beginning on page 35.

•	Each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger. See “The Merger Agreement—Treatment of Options” beginning on page 38.

•	Upon completion of the merger, our current stockholders will cease to have ownership interests in Reptron or rights as Reptron stockholders, and Kimball will own all of the outstanding capital stock of Reptron, as the surviving corporation. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value. See “Special Factors—Effects of the Merger” beginning on page 28.

•	As a result of the merger, we will become a privately held corporation and there will be no public market for our common stock. After the merger, our common stock will no longer be listed on the OTC Bulletin Board and our registration under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act, will be terminated. See “Special Factors—Effects of the Merger” beginning on page 28.

•	Opinion of Our Financial Advisor

•	Our board of directors engaged Jefferies Broadview, a division of Jefferies & Company, Inc., to act as financial advisor and assist it in connection with the board’s evaluation of the proposed merger and to render an opinion as to whether the consideration to be received pursuant to the merger is fair, from a financial point of view, to our stockholders. See “Special Factors—Background of the Merger” beginning on page 13.

•	On December 18, 2006, Jefferies Broadview delivered its oral opinion subsequently confirmed in writing to our board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered, and the qualifications and limitations set forth in the draft written opinion, the consideration of $0.68 per share in cash to be received pursuant to the merger is fair, from a financial point of view, to our stockholders. See “Special Factors—Opinion of Financial Advisor to Our Board of Directors” beginning on page 20.

•	The full text of the written opinion of Jefferies Broadview, which sets forth assumptions made, matters considered and limits on the review undertaken by Jefferies Broadview, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Stockholders are urged to read and should read the entire opinion carefully. See “Special Factors—Opinion of Financial Advisor to our Board of Directors” beginning on page 20.

•	Termination of the Merger Agreement

•	The merger agreement may be terminated under several circumstances, including:

•	by Kimball and us by mutual written consent, authorized by each party’s respective board of directors;

•	by either us or Kimball if the closing of the merger has not occurred on or before March 31, 2007;

•	by either us or Kimball if a governmental entity has taken any action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, and the action is final and nonappealable;

•	by either us or Kimball if approval of the merger is not obtained from our stockholders;

•	by us, if, prior to stockholder’s meeting we receive a superior offer and our board of directors, in accordance with its fiduciary duties, changes its unanimous recommendation regarding the merger with Kimball and recommends the superior offer; provided, that immediately following the termination, we must enter into a definitive agreement with respect to the superior offer and pay Kimball the termination fee and expenses described below;

•	by us or Kimball if the other party materially breaches a representation or warranty that is not qualified by materiality, breaches any representation or warranty that is qualified by materiality, or materially breaches any covenant or agreement, in each case if such breach is not curable or, if curable, is not cured within thirty days after written notice of such breach is given;

•	by Kimball if we, or any of our representatives, fail to comply with the no solicitation provisions of the merger agreement in all material respects, unless we cure such breach within three business days after notice from Kimball;

•	by Kimball, if we have had a material adverse effect occur to us; or

•	by Kimball, if (1) our board of directors or a committee has modified its unanimous recommendation with respect to the merger with Kimball in a manner adverse to Kimball, (2) we have failed to include our board of director’s unanimous recommendation of the merger with Kimball to our stockholders in this proxy statement, (3) our board of directors has approved or recommended another acquisition proposal, (4) we have entered into a letter of intent or agreement accepting another acquisition proposal, (5) we have failed to send a statement to our stockholders, within ten business days of a tender or exchange offer, disclosing that our board of directors recommends rejection of such tender or exchange offer, or (6) our board of directors fails to reaffirm its recommendation of the merger with Kimball as promptly as practical (but no later than ten days) after receipt of a written request from Kimball.

See “The Merger Agreement—Termination” beginning on page 49.

•	Termination Fee

•	If the merger agreement is terminated under specified circumstances, including acceptance of a superior acquisition proposal, we will be required to pay to Kimball a $150,000 termination fee and up to $350,000 in reimbursement of out-of-pocket fees and expenses. See “The Merger Agreement—Fees and Expenses; Termination Fee” on page 51.

•	Conditions of the Merger

•	The merger agreement and the merger are subject to the successful completion of a cash tender offer by the Company to be funded by Kimball for a minimum of 97% of our outstanding Senior Secured Notes due 2009, approval by the holders of a majority of the outstanding shares of our common stock entitled to vote, and holders of no more than 5% of our outstanding common stock having validly claimed appraisal rights under Florida law, as well as other conditions. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 48.

•	Merger Financing

•	The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $47.2 million, consisting of:

•	approximately $3.5 million to pay our stockholders (other than Kimball or Gator) and option holders, assuming that none of our stockholders exercise and perfect its appraisal rights;

•	approximately $27 million to purchase our outstanding senior notes, at a 12.5% discount to par value, pursuant to the terms of the tender offer, assuming 100% tender;

•	approximately $13.9 million (as of January 5, 2007) to pay off our credit facility;

•	approximately $1.1 million to make payments required under certain employment agreements as a result of a change in control of Reptron; and

•	approximately $1.7 million to pay related fees and expenses. See “Special Factors—Merger Financing” on page 33.

•	Kimball and Gator expect to finance the total amount of funds necessary to complete the merger and the related transactions by using available cash-on-hand. See “Special Factors—Merger Financing” on page 33.

•	Tax Consequences

•	Generally, the merger will be taxable for U.S. federal income tax purposes to our stockholders. Each stockholder will recognize a taxable gain or loss in the amount of the difference between $0.68 and the stockholder’s adjusted tax basis for each share of our common stock that the stockholder surrenders. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 33.

•	Stockholder Vote Required to Approve the Merger

•	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger contemplated by the merger agreement. Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will have the effect of a vote against the merger. On the record date, there were 5,020,000 shares of our common stock outstanding and entitled to be voted at the special meeting. See “The Special Meeting” beginning on page 9.

•	Recommendations of Our Board of Directors

•	Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. For information about the reasons for our board of directors reaching such conclusion, see “Special Factors—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 18. Our board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides brief answers to some of the more likely questions raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read carefully the entire proxy statement, including the information in the Annexes.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to approve and adopt the merger agreement and to approve the merger, which provides for the acquisition of Reptron by Kimball, and to vote on a proposal to approve the postponement or adjournment of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval at the special meeting. After the merger, we will become a privately held company and a wholly-owned subsidiary of Kimball.

Our board of directors unanimously approved the merger agreement and the merger. Our board of directors believes that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger, and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval at the special meeting.

Q:	What are the consequences of the merger to present members of management and our board of directors?

A:	In considering the recommendations of our board of directors, our stockholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. These interests include:

•	In connection with the merger, each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger. Members of our board of directors and our executive officers collectively hold in-the-money options to purchase 165,000 shares of our common stock and out-of-the money options to purchase 286,666 shares of our common stock. These options represent 100% of the outstanding options to purchase our common stock and therefore 100% of consideration paid with respect to options in the merger will be paid to our directors or executive officers. Our directors and executive officers will receive an aggregate of $52,800 for their in-the-money options.

•	Each of our chief executive officer and chief financial officer currently has a severance agreement with us. These severance agreements include a change of control provision whereby the officer is entitled to severance payments in the event that his employment is terminated for certain reasons within twelve months after the effective time of the merger. At the effective time Kimball intends to terminate these severance agreements and make the change of control payments specified in the severance agreement to our chief executive officer and chief financial officer in the aggregate amount of approximately $1.1 million.

•

The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring prior to the effective time of the merger of our directors, officers, employees and agents will continue for at least six years after the effective time of the merger and that we will purchase prepaid directors’ and officers’ “tail” insurance coverage covering a period of six years after the effective time of the merger, at a cost no greater than $295,000.

•	Paul Plante, our chief executive officer and president has been offered a position as a Vice President of the surviving corporation. It is expected that Mr. Plante would be an at will employee.

These interests are more fully described under “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 30.

Our board of directors was aware of these interests and considered them, among other factors, when approving the merger agreement and the merger.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The merger will be a taxable transaction for U.S. federal income tax purposes that will generally be treated as a sale of your shares of our common stock in exchange for the consideration you receive in the merger. Any gain or loss recognized by a stockholder in the merger will generally be capital gain or loss, depending on an individual stockholder’s holding period and other factors. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 33 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held at 8:00 a.m., Eastern Time, on [MEETING DATE], 2007 at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626.

Q:	Who can vote on the merger agreement?

A:	Holders of our common stock at the close of business on [RECORD DATE], 2007, the record date for the special meeting, may vote on the merger agreement and the merger in person or by proxy at the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned at the close of business on [RECORD DATE], 2007, the record date for the special meeting.

Q:	What do I need to do now?

A:	You should read carefully this proxy statement in its entirety, including the information in the Annexes, and consider how the merger would affect you. Please complete, sign and date your proxy card or voting instructions and return it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting. If your shares are held in an account at a brokerage firm or bank, you will receive instructions on how to vote from your brokerage firm or bank.

Q:	What happens if I do not respond?

A:	The failure to respond by returning your proxy card will have the same effect as voting against the merger agreement and the merger, unless you vote for the merger agreement and the merger in person at the special meeting.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our stockholders, revoke your proxy and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. Regardless of the manner in which you vote, you can do this in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date. Third, you can attend the special meeting, revoke your proxy and vote in person. Your attendance at the special meeting alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved by our stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares of our common stock for the merger consideration, without interest. You should not send in your Reptron stock certificates until you receive the letter of transmittal. See “The Merger Agreement—Payment for Shares” beginning on page 39.

Q:	How long after the effective date of the merger will I receive the cash payment for my shares?

A:	We expect the paying agent to distribute letters of transmittal within approximately five business days after the effective date of the merger. You should expect payment for your shares approximately seven to ten days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q:	Do I have dissenter’s rights?

A:	Yes. You are entitled to assert appraisal rights as a dissenting shareholder under Florida law as a result of the merger. In order to assert appraisal rights, you, among other things, must not vote in favor of the merger and must follow the procedures specified in Florida Business Corporation Sections 607.1301 through 607.1333, inclusive, a copy of which is included as Annex C to this proxy statement. See “Special Factors—Dissenting Shareholder Appraisal Rights” beginning on page 35.

Q:	Who can help answer my questions?

A:

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should read carefully the entire proxy statement, including the information in the Annexes. See “Where Stockholders Can Find More Information” on page 55. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Reptron Electronics, Inc.

13700 Reptron Boulevard

Tampa, Florida 33626

Attention: Charles L. Pope

(813) 854-2000

You are also urged to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

General

We are soliciting the enclosed proxy on behalf of our board of directors for use at a special meeting of stockholders to be held on [MEETING DATE], 2007, at 8:00 a.m., Eastern Time, at Reptron’s headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We intend to mail this proxy statement and accompanying proxy card on or about [NOTICE DATE], 2007 to all stockholders entitled to vote at the special meeting.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, dated as of December 18, 2006, by and among Kimball, Gator and us, and to approve the merger. You are also being asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval at the special meeting. Under the merger agreement, Gator will be merged with and into us, and each issued and outstanding share of our common stock will be converted into the right to receive $0.68 in cash, without interest, except for:

•	treasury shares of our common stock, if any, all of which will be canceled without any payment;

•	any shares of our common stock owned by Kimball or Gator or any of their wholly-owned subsidiaries, all of which will be cancelled without any payment; and

•	shares of our common stock held by dissenting stockholders who validly assert and perfect appraisal rights in accordance with Florida law.

At the effective time of the merger, each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger.

Our board of directors unanimously approved the terms of the merger agreement and the proposed merger. Our board of directors recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger and FOR the approval of any postponement or adjournment of the special meeting referred to above.

Record Date, Quorum and Voting Information

Only holders of record of our common stock at the close of business on [RECORD DATE], 2007, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on [RECORD DATE], 2007, there were outstanding and entitled to vote 5,020,000 shares of our common stock, none of which were held by Kimball or Gator. Each holder of record of our common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Stockholders may vote their shares by attending the special meeting and voting their shares of common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve and adopt the merger agreement and to approve the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger. Accordingly, our board of directors urges our stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.

Stockholders who do not vote in favor of approval and adoption of the merger agreement and approval of the merger, and who otherwise comply with the applicable statutory procedures and requirements of the Florida Business Corporation Act summarized elsewhere in this proxy statement, will be entitled to assert appraisal rights under Sections 607.1301 through 607.1333, inclusive, of the Florida Business Corporation Act. See “Special Factors—Dissenting Stockholder Appraisal Rights” beginning on page 35 and see Annex C.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted at the special meeting. A proxy may be revoked by filing with our Secretary at our executive offices located at 13700 Reptron Boulevard, Tampa, Florida 33626, a written notice of revocation or a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. If a stockholder has instructed a broker to vote the stockholder’s shares, the stockholder must follow such broker’s directions to change such instructions.

Expenses of Proxy Solicitation

Except as provided below, we will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by our directors, officers or other regular employees. In addition, we have engaged the services of Georgeson Inc., a proxy solicitation firm, to solicit proxies. The fees charged by Georgeson for proxy solicitation services are $7,500 base fee, $4.50 per phone call plus out of pocket expenses. No additional compensation will be paid to our directors, officers or other regular employees for their services in connection with the solicitation of proxies.

Adjournments and Postponements

Our bylaws provide that if a quorum shall not be present or represented at any meeting of stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting until a quorum shall be present or represented. If a quorum is not present or the requisite stockholder vote approving the merger proposal has not been received at the time of the special meeting, holders of our common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. Our board of directors unanimously recommends that you vote FOR the approval of any adjournment or postponement of the meeting, if necessary, whether for the reasons stated above or for any other reasonable business purpose.

Stock Certificates

Please do not send in stock certificates at this time. In the event the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging existing Reptron stock certificates for the merger consideration. See “The Merger Agreement—Payment for Shares” on page 39.

THE PARTICIPANTS

Reptron Electronics, Inc.

13700 Reptron Boulevard

Tampa, Florida 33626

(813) 854-2000

Reptron Electronics, Inc., referred to as “Reptron,” “company,” “we,” “us,” and “our” in this proxy statement, is a Florida corporation that is headquartered in Tampa, Florida. Reptron is an electronics manufacturing services company providing engineering services, electronics manufacturing services and display integration services. Reptron Manufacturing Services offers full electronics manufacturing services including complex circuit board assembly, complete supply chain services and manufacturing engineering services to original equipment manufacturers in a wide variety of industries. Reptron Outsource Manufacturing and Design provides value-added display design engineering and system integration services to original equipment manufacturers.

If the merger agreement and the merger are approved by our stockholders at the special meeting and the merger is completed as contemplated, we will continue our operations following the merger as a private company and wholly-owned subsidiary of Kimball.

Kimball Electronics Manufacturing, Inc.

1600 Royal Street

Jasper, Indiana 47549-1001

(812) 482-1600

Kimball Electronics Manufacturing, Inc., referred to as “Kimball” in this proxy statement, is an Indiana corporation that is headquartered in Jasper, Indiana. Kimball is a global contract electronics manufacturing services company that specializes in durable electronics for the automotive, medical, industrial and public safety markets. Kimball is an indirect wholly-owned subsidiary of Kimball International, Inc., a publicly traded Indiana corporation. Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture and Cabinets segment provides furniture for the office and hospitality industries, sold under Kimball’s family of brand names.

Gator Electronics, Inc.

1600 Royal Street

Jasper, Indiana 47549-1001

(812) 482-1600

Gator Electronics, Inc., referred to as “Gator” in this proxy statement, is a Florida corporation that is a wholly-owned subsidiary of Kimball. Kimball formed Gator for the purpose of completing the merger. Gator has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement.

SPECIAL FACTORS

General

At the special meeting, we will ask our stockholders to vote on a proposal to approve and adopt the merger agreement and to approve the merger of Gator with and into Reptron. We have attached a copy of the merger agreement as Annex A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

When we emerged from bankruptcy in February 2004, large blocks of our new common stock were issued to a relatively small number of holders. This, together with subsequent accumulations of stock by other persons after our reorganization, resulted in an increased concentration of ownership and a relatively small public float for our common stock. Following our reorganization, our stock was not listed on an exchange and it has typically traded only in small volumes on the Over-The-Counter Bulletin Board (OTCBB). Among other things, the lack of an active market for our common stock and our lack of profitability since emerging from our reorganization would make it difficult for us to issue equity securities as a means of financing future growth or improving our liquidity position.

During the last year our shares traded at closing prices ranging from a low of $0.40 to a high of $2.30. These trading levels have, in the judgment of our board of directors, resulted from a number of factors that are not likely to change in the near future, including our relatively small market capitalization, low trading volume, lack of research coverage, low institutional interest, failure to achieve profitability since emerging from bankruptcy in February 2004, highly leveraged debt structure and increasing pressures on our liquidity situation. Furthermore, our board of directors considered the impact of the Sarbanes-Oxley Act, the increased costs and expenses associated therewith, and in particular, the significant costs of complying with Section 404 of that Act in 2007, especially for a company of our size. The prospect of the added expense of Section 404 compliance in 2007 has caused our board of directors to seriously consider delisting from the OTCBB and listing on the pink sheets.

Since October 2005, our board of directors and management have considered certain strategic initiatives for the company. At an October 28, 2005 board meeting, the board of directors formed an ad hoc finance committee consisting of Hal Purkey, Carl Vertuca and Paul Plante for the purpose of exploring various financial alternatives available to us regarding a potential refinance of our senior notes. Recognizing that these notes become due in February 2009 and that we had no available cash or future prospects for paying the principal due on these notes from operating cash flow, members of the committee contacted and met with a number of the largest holders of the senior notes to discuss possible refinance alternatives including a redemption at less than par, reduction in interest rates and extension of terms in exchange for an equity kicker.

At a December 12, 2005 board meeting, the ad hoc finance committee gave a report to the board concerning its activities and reported on its initial efforts to obtain various concessions from the senior note holders.

At a meeting of the board of directors held on March 31, 2006, the ad hoc finance committee reported to the board of directors that none of the largest senior note holders contacted by the committee would accept anything less than par for the senior notes and were content to take their chances in bankruptcy. The committee further reported that a negotiated refinance of the senior notes with the senior note holders on terms favorable to the company was not likely or feasible.

In April 2006, Paul Plante, our CEO, received an unsolicited phone call from Kimball during which Kimball expressed interest in discussing a potential transaction with the company. No specific terms were discussed and Kimball requested an opportunity to meet at our headquarters to discuss their potential interest.

On April 27, 2006 Kimball visited our headquarters in Tampa, Florida and met with Paul Plante and Charles Pope to discuss publicly available information about the company and Kimball’s interest in a potential transaction.

On or about May 18, 2006 Paul Plante received a general and incomplete, unsolicited, conditional, nonbinding expression of interest from Kimball to acquire Reptron. Kimball’s proposal was based only on publicly available information about us and was incomplete in terms of specifying the total amount of consideration to be paid.

At a Reptron board meeting on May 23, 2006, Paul Plante informed our board of the expression of interest received from Kimball. Recognizing that Kimball had substantial financial means to effect a transaction on favorable terms and a strong and respected reputation in the business community, the board authorized Paul Plante to continue discussions with Kimball and seek to obtain more specificity of terms and a better understanding of Kimball’s intentions for the board to evaluate. The board instructed Mr. Plante to convey to Kimball that the company was not for sale but that the board would, consistent with its fiduciary duties, evaluate a written proposal.

On or about June 1, 2006 Kimball and the company signed a non-disclosure agreement and continued having discussions concerning a potential transaction.

On June 8, 2006 Carl Vertuca and Paul Plante visited Kimball International, Inc. headquarters in Jasper, Indiana to continue general discussions about a potential transaction.

On June 19, 2006 at a special meeting of the board, Paul Plante and Carl Vertuca updated the board on the status of discussions that had occurred between Kimball and the company concerning a potential strategic initiative. The board decided to seek advice from Jefferies Broadview as financial advisor to assist the company in its discussions with Kimball and authorized Paul Plante to contact Jefferies Broadview for this purpose.

On June 23, 2006, Paul Plante contacted Jefferies Broadview to inform them of the unsolicited expression of interest received from Kimball. Reptron requested Jefferies Broadview to act as our financial advisor and attend a meeting on June 29 with Kimball and the company.

On June 27 and 28, 2006, Kimball visited various Reptron manufacturing facilities.

On June 29, 2006, Jefferies Broadview met with our management and Kimball management and made a presentation regarding various valuation considerations, potential synergies, and the strategic fit between the company and Kimball. Kimball expressed preliminary interest in pursuing an acquisition of Reptron but only if the company’s senior notes could be purchased at a significant discount to par. Kimball requested that Jefferies Broadview consider the possibility of purchasing senior notes at such a discount.

On July 11, 2006, Jefferies Broadview received a preliminary list of the names of the senior note holders from Reptron. Jefferies Broadview also proposed to identify and contact a list of additional parties who might have a strategic interest in acquiring Reptron. We agreed but suggested waiting to contact additional parties until Kimball’s interest could be confirmed.

On July 27, 2006, Kimball visited our Tampa facility and met with Paul Plante, Charles Pope and Jefferies Broadview. Following a tour of the facility, Kimball reaffirmed its interest in pursuing an acquisition if terms could be agreed. Kimball indicated that it was working with a financial advisor to develop a proposal to acquire Reptron.

On August 4, 2006, Reptron authorized Jefferies Broadview to contact a Tier 1 EMS company (Company A) that Jefferies Broadview thought would have a strategic interest in acquiring Reptron. Jefferies Broadview proceeded to contact this party and arranged for a meeting between Company A, Reptron and Jefferies

Broadview on August 23, 2006. Meanwhile, Jefferies Broadview and Reptron began to negotiate terms of an engagement letter, which was eventually executed on September 26, 2006.

On August 18, 2006, Reptron met with representatives from RBC Dain Rauscher (owner of $10 million of our senior notes) at their request to discuss their ideas on how to improve our balance sheet. No specific proposal was put forward and RBC indicated they would contact us at a future date to discuss further and in more detail their ideas. We followed up with a phone call but received no further inquiries from RBC. Jefferies Broadview subsequently learned on October 24, 2006 that RBC had sold all of the senior notes they previously held.

On August 23, 2006, Paul Plante, Charles Pope and Jefferies Broadview met with Company A at Reptron headquarters in Tampa, Florida to discuss their interest in acquiring Reptron. Following the discussions, Company A concluded that Reptron did not strategically fit Company A’s interest profile and it elected not to proceed any further.

On September 7, 2006, Jefferies Broadview attended a meeting between Kimball and Reptron. Kimball made a presentation and presented a conditional, non-binding letter of intent to acquire us for a total consideration of $43,225,000. This offer, as was the case with all subsequent offers received from Kimball, was predicated upon purchasing a debt-free Reptron.

On September 11, 2006, our board convened a special meeting to consider the most recent conditional, non-binding proposal submitted by Kimball on September 7, 2006. Paul Plante and Jefferies Broadview reviewed with the board recent developments and Jefferies Broadview advised the board with regard to the Kimball proposal and various strategic considerations, including their advice that the proposal was inadequate. The board rejected the Kimball offer and instructed Jefferies Broadview to assist the board and management in negotiating more favorable terms.

On September 17, 2006, we received a revised conditional, non-binding offer from Kimball for total consideration of $44,297,500, of which $41,500,000 was in the form of cash and $2,979,500 was in the form of 150,000 shares of Class B common stock of Kimball International, Inc., Kimball’s publicly traded parent company, valued at the time at $18.65 per share. The Kimball shares were to be exchanged for our shares at a ratio that would have yielded approximately $.56 per share of Kimball stock for each share of Reptron stock outstanding. This proposal required the cash portion of the offer to be used to repay all of our debt including a tender for the senior notes at a substantial discount, payoff of our line of credit and mortgages on our Tampa, Florida and Hibbing, Minnesota properties, buy-out of the severance agreements with Paul Plante and Charles Pope and payment of all reasonable expenses incurred in connection with the transaction. In addition, after the payment of all debt, Reptron was required to have $35 million in net tangible assets.

On September 19, 2006, the board convened a special meeting to consider the revised offer and Jefferies Broadview made a formal presentation to the board regarding its analysis of the adequacy and fairness of the Kimball conditional, non-binding offer. Management also updated the board and Jefferies Broadview on the current state of Reptron’s business. Management indicated that Reptron would likely perform below plan in the quarter ending September 30, 2006. Revenues were expected to be approximately $36.5 million vs. plan of $38.2 million which had been shared with Kimball. Results for July and August were expected to show a loss of approximately $1 million vs. a plan of breakeven. September was also expected to show a loss of $300,000 vs. a forecast loss of only $100,000. Management also reported that a buyer had been identified for the Hibbing facility at approximately $450,000, which would result in a onetime profit of $150,000 above book value. The board asked management to disclose all material information about the operating performance to Kimball but also instructed Jefferies Broadview to continue to do all it could to improve the offer from Kimball including the consideration to be received by the company’s equity holders and the senior note holders. The board appointed Carl Vertuca as lead director for purposes of negotiating with Kimball and keeping the board apprised of new developments. The board reviewed the Jefferies Broadview engagement letter and authorized management to execute the letter subject to negotiation of a reduction in fees.

On September 26, 2006, Jefferies Broadview and the company signed an engagement letter to formalize the engagement of Jefferies Broadview and their agreement to deliver a written fairness opinion.

On September 27, 2006, we received a revised conditional, non-binding letter of intent from Kimball for a total transaction value of $44,603,450 representing $0.61 per share (based on exchange ratio of .03172 Kimball shares for each Reptron share) and 80% of par value to senior note holders.

On September 28, 2006, the board convened a special meeting to consider the revised Kimball offer and Jefferies Broadview made a presentation to the board regarding the adequacy from a financial point of view of the revised offer. The board was supportive in moving forward with the potential transaction and agreed to hire a bondholder search firm to assist in updating our list of senior note holders.

On September 29, 2006, Jefferies Broadview participated in a conference call between Reptron and Kimball to discuss the offer, clarify certain issues and communicate support in moving forward with a possible transaction. We received a final conditional, non-binding letter of intent from Kimball representing $0.61 per share (based on exchange ratio of .03172) to our equity holders and 80% of par value offer to our senior note holders. The parties verbally agreed to move forward with a potential transaction pursuant to these terms on a conditional, nonbinding basis and Reptron authorized Kimball to proceed with their non-exclusive due diligence investigation of the company.

On October 3, 2006, at the request of the board, Jefferies Broadview initiated a limited market check and contacted four additional potential buyers in addition to Company A already mentioned above. These discussions identified only one additional interested potential buyer (Company B). Company B also indicated that it already owned a significant but undisclosed percentage of our senior notes. During the month of October, Jefferies Broadview and Reptron had numerous conversations with Company B regarding the execution of a non-disclosure and standstill agreement to allow for due diligence. On October 13, 2006 Company B executed a non-disclosure agreement without a standstill commitment. We then supplied Company B with certain confidential financial information which the party had requested in an effort to obtain an additional offer for the company.

On October 12, 2006, the Kimball team visited our Tampa facility and commenced due diligence.

On October 20, 2006, Kimball sent us the first draft of an agreement and plan of merger. Kimball continued with ongoing due diligence and negotiations over the agreement and plan of merger commenced. From October 20, 2006 until December 18, 2006 we negotiated various terms of the proposed form of merger agreement including indemnification provisions, conditions to closing and a substantial reduction in breakup fee.

Between October 25-31, 2006, Jefferies Broadview executed nondisclosure and standstill agreements with five large senior note holders. These agreements restricted trading activity at least through November 17, 2006.

On October 26, 2006, Kimball informed us that based on the results of their due diligence conducted at various facilities, Kimball would be submitting a reduced offer.

On October 27, 2006, we received a revised offer from Kimball for a total consideration of $43.4 million, representing $0.67 per share (based on a lower exchange rate of .02661 more than offset by a higher market price of Kimball shares of $25.15) and 75% of par value to our senior note holders. This revised offer reflected a $1.5 million negative purchase price adjustment based on due diligence issues. Kimball’s previous requirement of $35 million in net tangible assets after payment of all Reptron debt was removed from the revised offer.

On October 31, 2006, we received a conditional, nonbinding letter of intent from Company B that represented a total purchase price including payoff of all debt equal to $40 million. No allocation was made between debt and equity and our continuing efforts to clarify these terms or increase the offer were unsuccessful. Company B indicated that $40 million was the maximum amount Company B would consider paying to acquire us.

Our board convened a special meeting on October 31, 2006 to further consider and evaluate the Kimball offer and receive updates on the status of negotiations. Our legal advisors reviewed the terms of the draft merger agreement received from Kimball and related legal issues. Jefferies Broadview advised our board regarding various financial terms and structural issues.

On November 9, 2006, Jefferies Broadview updated Kimball and us that based on conversations with the senior note holders there was no deal possible at 75% of par value and additional consideration would be required to satisfy these note holders.

On November 15, 2006, Jefferies Broadview, Carl Vertuca, Paul Plante and representatives of Kimball met with Company B to discuss a possible sale of Reptron to Company B or, alternatively, to negotiate a price at which Company B would agree to tender its senior notes. Prior to the meeting, Kimball amended its nondisclosure agreement with us to cover the information discussed at the meeting and Company B similarly signed a nondisclosure agreement. Since Company B was unwilling to increase its offer above $40 million for Reptron, the discussions focused more on a negotiation regarding the price required to purchase Company B’s senior notes.

On November 17, 2006, the standstill agreements with some of the senior note holders expired and we issued a press release announcing that we had been in discussions with senior note holders regarding a potential privately negotiated purchase of their senior notes and that no agreement had been reached.

On November 20, 2006, Kimball stated they would consider increasing the offer to the bondholders on the condition that Kimball first be permitted to conduct customer due diligence visits with selected Reptron customers.

On November 27-30, 2006, the selected customers executed non-disclosure agreements and Kimball representatives and Paul Plante conducted these customer visits. The customers reacted positively to the possibility of a Kimball acquisition of Reptron because of the financial backing that such a transaction would give to Reptron and the ability of Kimball to add a low-cost global manufacturing capability to Reptron customers.

On December 4, 2006, Kimball notified us that Kimball would use cash instead of Kimball International, Inc. stock for the equity consideration. Jefferies Broadview reported that two large note holders, including Company B, had expressed willingness to tender their senior notes into a tender offer at 87.5% of par. Kimball authorized Jefferies Broadview to discuss with other large senior note holders an offer of 87.5% of par value for the senior notes in order to obtain the necessary support for the deal in advance of a Kimball board meeting on December 13, 2006. After the Kimball board meeting on December 13, 2006, Kimball indicated to us and Jefferies Broadview that the Kimball board was supportive of a deal contingent on repurchasing at least 97% of the senior notes at a price of 87.5% of par. Kimball also indicated that it was unwilling to sign a definitive merger agreement unless the large institutional senior note holders owning a substantial majority of outstanding senior notes committed to tendering their notes at a discount.

Between December 11 and December 18, Jefferies Broadview negotiated and executed support agreements on a privately negotiated basis with six of the institutional note holders who collectively owned approximately 80% of the senior notes. These holders committed to tender their notes at a price of 87.5% of par.

On December 16, 2006, our board held a special meeting to review the current draft of the agreement and plan of merger and consider various legal and financial issues. Legal counsel reviewed with the board the terms of the draft agreement and plan of merger and remaining open issues. Jefferies Broadview presented an update on the status of the transaction and reviewed various financial issues with the board.

Our board convened a special meeting on December 18, 2006, to consider and approve the agreement and plan of merger and the proposed merger. At the meeting, Jefferies Broadview presented a detailed analysis of the proposed transaction in support of its fairness opinion and legal counsel reviewed the terms of the agreement and plan of merger and various legal issues with the board. Jefferies Broadview delivered its fairness opinion orally along with a draft written opinion that the transaction was fair to the company from a financial point of view. After discussion, the definitive agreement and plan of merger was approved by the board and counsel completed execution copies of the agreement and plan of merger and related schedules and exhibits. Reptron and Kimball issued a joint press release announcing the transaction.

On December 21, 2006, our board convened a special meeting to review and approve the terms of the debt tender offer materials to be used in the tender offer for the senior notes. The board approved these materials and the depository agent and solicitation agent to be used in connection with the tender offer.

On December 22, 2006, we launched our debt tender offer for the senior notes at 87.5% of par value and issued a press release.

On January 5, 2006, Jefferies Broadview delivered its written fairness opinion, a copy of which is attached as Annex B.

Recommendation of Our Board of Directors and Reasons for the Merger

Our board of directors unanimously determined that the terms of the merger agreement, including the merger consideration of $0.68 per share of common stock, and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors considered a number of factors, as more fully described above under “—Background of the Merger” and as described below under “—Reasons for Our Board’s Determination,” in determining to make its recommendation. Accordingly, our board’s unanimous approval of the merger and the merger agreement also reflected approval by all of our non-employee directors. Our board of directors unanimously recommends that our stockholders vote FOR the approval and adoption of the merger agreement and approval of the merger.

Reasons for Our Board’s Determination. Our board of directors consists of five directors. Four members of our board of directors are not our officers or employees and are independent of and have no economic interest or expectancy of an economic interest in Kimball or any of its affiliates and do not have an economic interest or expectancy of an economic interest in Gator or the surviving corporation. Our officers, including our chairman of the board of directors, with our legal and financial advisors participating, advised the other members of our board of directors during the course of negotiations with Kimball and its legal counsel. Our directors will, along with all other in-the-money option holders, receive cash payments for their outstanding in-the-money options. In addition, Kimball intends to terminate Paul Plante’s severance agreement and pay Mr. Plante the amount due under such agreement upon the occurrence of a change of control and termination of employment, which amount is approximately $624,000. See “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 30.

Our board of directors believes that the merger agreement and the proposed merger are advisable, fair to and in the best interests of our stockholders. In reaching these conclusions, our board of directors considered a number of factors that it believed supported its determination, including among other things:

•	the fact that the merger consideration of $0.68 per share, all in cash, represented a premium of 28% to Reptron’s three-month volume weighted average stock price of $0.53 prior to the public announcement of the merger agreement;

•	the fact that the limited market check conducted by Jefferies Broadview, with six potentially interested parties having been contacted by Jefferies Broadview prior to signing the definitive agreement and plan of merger, did not result in a superior offer;

•	the negotiations we conducted with Jefferies Broadview as our financial adviser achieved significant improvement in the economic terms of the proposed transaction;

•	the opinion of Jefferies Broadview delivered to our board of directors on December 18, 2006 and subsequently confirmed in writing as to the fairness, from a financial point of view, as of the date of the opinion, of the $0.68 per share merger consideration to be received by our stockholders;

•	the financial analyses prepared by Jefferies Broadview and provided to our board of directors in conjunction with its fairness opinion;

•	the ability of our stockholders to obtain significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, taking into account uncertainties about the unpredictability of stock market valuations, the uncertainty of achieving management’s projections and the uncertainty of our current liquidity position;

•	the terms of the merger agreement, including the price, the ability to consider unsolicited offers and, subject to certain limitations, the ability to terminate the merger agreement and accept a superior acquisition proposal; and

•	its review of the alternatives to a sale of Reptron, including maintaining the status quo;

•	the unsuccessful efforts to attract new customers and substantial new business due to concerns about our financial condition;

•	the unsuccessful efforts to refinance our senior notes on more favorable terms and improve our liquidity position;

•	the inability of Reptron to achieve profitability since emerging from bankruptcy in February 2004 and generate cash to improve our liquidity position; and

•	existing and prospective customer concerns regarding our lack of access to low-cost global manufacturing capabilities.

Our board of directors also determined that the merger is procedurally fair because, among other things:

•	the transaction was negotiated on a nonexclusive basis and our board of directors retained a financial advisor who after conducting a market study of the most likely interested parties performed a limited market check with five other potentially interested parties prior to signing the merger agreement with Kimball;

•	four of the five members of the board of directors are independent of and have no economic interest or expectancy of an economic interest in Kimball or its affiliates and do not have any economic interest or expectancy of an economic interest in Gator or the surviving corporation;

•	the $0.68 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length negotiations between us and Kimball;

•	our extensive negotiations with Kimball ultimately led to an increase in the proposed cash consideration to be received by our stockholders from $0.56 per share to $0.68 per share and was superior to any other indications of interest communicated by other potential bidders;

•	subject to certain conditions, the merger agreement allows our board of directors to exercise its fiduciary duties to consider potential alternative transactions;

•	subject to certain conditions, the merger agreement allows our board of directors to terminate the merger agreement and accept a superior acquisition proposal; and

•	under Florida law, dissenting stockholders have the right to assert appraisal rights, which rights are described below under “—Dissenting Stockholder Appraisal Rights” beginning on page 35 and in Annex C.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, among other things, that:

•	if the merger is not consummated due to circumstances further discussed in “The Merger Agreement—Termination” beginning on page 49 and “The Merger Agreement—Fees and Expenses; Termination Fee” beginning on page 51, we may be required to pay Kimball a termination fee and expenses;

•	following the merger, our stockholders (other than Kimball) will cease to participate in any of our future earnings growth or benefit from any increase in our value;

•	our stockholders, upon completion of the merger, will be required to surrender their shares in exchange for a cash price determined by our board of directors and that stockholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing;

•	the transaction is taxable and that our stockholders may face taxation on the proceeds of the transaction and will forgo the deferral of taxation on their shares; and

•	if the merger is not completed, we will have expended significant resources, and diverted management attention from the operations of Reptron, as further discussed in “—Risks that the Merger Will Not Be Completed” beginning on page 29.

The foregoing addresses material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, each specific factor considered in reaching its determination. In addition, individual directors may have assigned different weights to various factors. The determination of our board of directors was made after consideration of all of the factors together.

Opinion of Financial Advisor to Our Board of Directors

Pursuant to a letter agreement dated as of September 26, 2006, Reptron’s board of directors engaged Jefferies Broadview, a division of Jefferies & Company, Inc., to act as its financial advisor. The board of directors selected Jefferies Broadview based on its reputation and experience in providing investment banking services, including merger and acquisition advisory services, to information technology, communications and hardware / components companies. For the purposes of this description of the Jefferies Broadview opinion, stockholders means all holders of Reptron common stock, other than Gator, Kimball, or any of their respective affiliates or any affiliate of Reptron. At the meeting of the board of directors on December 18, 2006, Jefferies Broadview rendered its oral opinion, subsequently confirmed in writing, that, as of December 18, 2006, based upon and subject to the assumptions and limitations described in the Jefferies Broadview opinion, the right to receive $0.68 per share in cash, was fair, from a financial point of view, to the Shareholders.

Jefferies Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Jefferies Broadview, is attached in Annex B to this proxy statement. Reptron stockholders are urged to, and should, read the Jefferies Broadview opinion carefully and in its entirety. Jefferies Broadview’s opinion was directed solely to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the stockholders in the merger. The Jefferies Broadview opinion does not address any other aspect of the transaction and does not constitute a recommendation to any Reptron stockholder or any other person as to how to vote or act with respect to the merger. The summary of the Jefferies Broadview opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Jefferies Broadview, among other things:

•	reviewed the draft merger agreement dated December 18, 2006, which, for purposes of its opinion Jefferies Broadview assumed to be identical in all material respects to the document to be executed;

•	reviewed certain financial and other information about Reptron that was publicly available;

•	reviewed information furnished to it by our management, including certain internal financial analyses, budgets, reports and other information;

•	held discussions with various members of our senior management concerning historical and current operations, financial conditions and prospects, including recent financial performance;

•	reviewed the recent share trading price history of Reptron;

•	reviewed the valuation of Reptron implied by the consideration to be received by the stockholders;

•	reviewed the valuations of publicly traded companies that it deemed comparable in certain respects to Reptron;

•	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies Broadview deemed comparable in certain respects to the business of Reptron;

•	reviewed the premiums to pre-announcement stock prices paid in recent selected acquisition transactions that were similar to the merger; and

•	conducted such other quantitative reviews, analyses and inquiries relating to Reptron as it considered appropriate in rendering this opinion.

In rendering its opinion, Jefferies Broadview assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to it by us or that was publicly available to it (including, without limitation, the information described above), or that was otherwise reviewed by it. The Jefferies Broadview opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to its analysis. Jefferies Broadview further relied upon the assurance of management of Reptron that they were unaware of any facts that would make the information provided to Jefferies Broadview incomplete or misleading in any respect.

Jefferies Broadview’s analyses were based, among other things, on the financial projections of Reptron for the period ending December 31, 2006 (the “Financial Projections”) furnished by our senior management. With respect to the Financial Projections, Jefferies Broadview noted in its opinion that projecting future results of any company is inherently subject to uncertainty. Jefferies Broadview expressed no opinion as to the Financial Projections or the assumptions on which they were based. In addition, in rendering its opinion, Jefferies Broadview assumed that the Financial Projections were reasonably prepared by management and reflected management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of Reptron, and that the Financial Projections and the assumptions derived therefrom provided a reasonable basis for the Jefferies Broadview opinion. Jefferies Broadview also noted that, although the Financial Projections did not form the principal basis for the Jefferies Broadview opinion, but rather constituted one of many items that Jefferies Broadview considered, changes to the Financial Projections could affect the opinion rendered. Jefferies Broadview also noted that senior management of Reptron had also confirmed that Reptron’s financial results for fiscal year 2007 were not expected to be materially different from Reptron’s results in fiscal year 2006, although financial projections for fiscal year 2007 were not provided to Jefferies Broadview.

Jefferies Broadview also assumed, with the permission of our board of directors, that (i) in all respects material to its analysis, the representations and warranties of each party contained in the merger agreement were true and correct, each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and all conditions to the consummation of the merger would be satisfied without waiver thereof which would affect the amount or timing of receipt of the consideration (including, without limitation, conditions respecting the closing of the merger), (ii) in the course of obtaining the regulatory and third party approvals, consents and releases necessary for consummation of the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on the merger, (iii) the merger would be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the draft thereof dated December 18, 2006, without waiver, amendment or modification of any material term, condition or agreement, (iv) there was not then, and there would not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Reptron or any of its subsidiaries or affiliates was a party, and (v) all material assets and liabilities (contingent or otherwise, known or unknown) of Reptron were as set forth in the consolidated financial statements provided to Jefferies Broadview by Reptron as of the respective dates of such financial statements. Jefferies Broadview was not asked to offer any opinion as to the material terms of the merger agreement (other than the consideration to be received by the stockholders to the extent specified in the Jefferies Broadview opinion). Jefferies Broadview’s opinion did not address the relative merits of the merger as compared to any alternative transaction that might have been available to Reptron, nor did it address the underlying business decision of Reptron to proceed with the merger. Jefferies Broadview did not make or take into account any independent appraisal or valuation of any of Reptron’s assets or liabilities, contingent or otherwise, nor did Jefferies Broadview conduct a physical inspection of any of the assets of Reptron, nor was it furnished with any such evaluation or appraisals or reports of such physical inspections. Jefferies Broadview made no independent investigation of any legal or accounting matters affecting Reptron, and Jefferies Broadview assumed the correctness of all legal and accounting advice given to Reptron and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Reptron and its stockholders. Jefferies Broadview expressed no view as to the federal, state or local tax consequences of the merger.

For purposes of the Jefferies Broadview opinion, Jefferies Broadview assumed that Reptron was not currently involved in any material transaction other than the merger, other than publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Jefferies Broadview’s opinion was based upon economic, monetary, regulatory, market and other conditions as they existed and could be evaluated as of the date of the Jefferies Broadview opinion. Jefferies Broadview further noted that its opinion spoke only as of the date of such opinion and that Jefferies Broadview had undertaken no obligation to advise any person of any change in any fact or matter affecting the opinion of which Jefferies Broadview might become aware after the date on which the opinion was delivered.

The following is a brief summary of the material sources of information and valuation methodologies employed by Jefferies Broadview in rendering its opinion. These analyses were presented to our board of directors at its meetings on September 19, 2006 and on December 18, 2006. This summary includes the financial analyses used by Jefferies Broadview and deemed by it to be material, but does not purport to be a complete description of the analyses performed by Jefferies Broadview in arriving at its opinion. Except as otherwise expressly noted below, Jefferies Broadview did not explicitly assign any relative weights to the various factors and analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Jefferies Broadview, the tables must be read together with the text of each corresponding summary. The tables alone do not constitute a complete description of the financial analyses performed.

Reptron Stock Performance

Jefferies Broadview examined the daily historical volume and trading prices of Reptron common stock. Jefferies Broadview also compared the recent stock performance of Reptron with that of the NASDAQ Composite Index and two indices constructed by Jefferies Broadview, referred to as the Tier 2 Reptron Comparable Index and Tier 3 Reptron Comparable Index. Tier 2 Reptron Comparable Index and Tier 3 Reptron Comparable Index were comprised of public companies that Jefferies Broadview deemed comparable to Reptron. For the Tier 2 Reptron Comparable Index, Jefferies Broadview selected seven comparable public companies categorized as electronic manufacturing services companies with Trailing Twelve Month (“TTM”) Revenues

(“TTM Revenue”) between $300 million and $3 billion. The Tier 2 Reptron Comparable Index consists of the following companies: Benchmark Electronics, Inc.; CTS Corporation; Nam Tai Electronics, Inc.; Pemstar Inc.; Plexus Corp.; Suntron Corporation; and Sypris Solutions, Inc. For Tier 3 Reptron Comparable Index, Jefferies Broadview selected six comparable public companies categorized as electronic manufacturing services companies with TTM Revenues less than $300 million. The Tier 3 Reptron Comparable Index consists of the following companies: Key Tronic Corporation; LaBarge, Inc.; Nortech Systems Incorporated; SigmaTron International, Inc.; SMTC Corporation; and Sparton Corporation.

Public Company Comparables Analysis

For the Public Company Comparables Analysis, Jefferies Broadview reviewed the trading multiples of the companies in the Combined Reptron Comparable Index, which comprised the combined set of public company comparables in both the Tier 2 Reptron Comparable Index and the Tier 3 Reptron Comparable Index. Though the Tier 2 Reptron Comparable Index included companies with significantly greater revenue mass than Reptron, the trading multiples were included in the analysis due to a lack of available forward projections for the Tier 3 Reptron Comparable Index companies. The Combined Reptron Comparable Index comprised of thirteen comparable public companies categorized as electronic manufacturing services companies with TTM Revenues less than $3 billion. The Combined Reptron Comparable Index consists of the following companies: Benchmark Electronics, Inc.; CTS Corporation; Key Tronic Corporation; LaBarge, Inc.; Nam Tai Electronics, Inc.; Nortech Systems Incorporated; Pemstar Inc.; Plexus Corp.; SigmaTron International, Inc.; SMTC Corporation; Sparton Corporation; Suntron Corporation; and Sypris Solutions, Inc.

The following table presents, as of December 15, 2006, the median multiples and the applicable ranges of multiples and premiums Jefferies Broadview deemed appropriate to the analyses (“Reference Ranges”) of multiples for the Combined Reptron Comparable Index, of equity market capitalization plus total debt and preferred stock minus cash and cash equivalents (“TEV”), divided by both Revenue and by Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Though both Revenue and EBITDA multiples were considered, Jefferies Broadview deemed EBITDA multiples as the more significant valuation metrics for the analysis, based on its analysis and experience in valuing companies in the Electronic Manufacturing Services industry:

	Median Multiples	Reference Range of Multiples
TTM TEV/R	0.46x	0.30x – 0.50x
TTM TEV/EBITDA	7.4x	6.5x – 8.5x
Projected 12/31/06 TEV/EBITDA	7.6x	6.5x – 8.5x

The following table presents, as of December 15, 2006, the median implied equity price per-share values and the ranges of implied equity price per-share values for Reptron common stock, calculated by using the Revenue and EBITDA multiples shown above multiplied by the appropriate Reptron metric less Net Debt, calculated as debt minus cash, to determine implied equity value, and divided by shares outstanding to calculate implied equity price per share. For analyses employing Reptron’s TTM financials, Jefferies Broadview utilized figures for the TTM ended September 30, 2006, as reported by Reptron in its Form 10-Q for such period. For the purpose of its fairness opinion, Jefferies Broadview considered two scenarios in calculating the Net Debt adjustment. In Scenario 1, implied equity price per share assumes a Net Debt adjustment of $44.6M, which assumes redemption of all outstanding Senior Secured Notes at 87.5% of par value plus accrued interest, and payoff of other debt obligations including the revolving credit facility, facility mortgages and tax-affected executive severance obligations. In Scenario 2, implied equity price per share assumes a Net Debt adjustment of $48.3M, which assumes redemption of all outstanding Senior Secured Notes at 100.0% of par value plus accrued interest, and payoff of other debt obligations including the revolving credit facility, facility mortgages and tax-affected executive severance obligations. The negative implied equity price per share figures reflect that the implied enterprise value based on the comparable multiples was less than the Net Debt adjustment, and hence, the value of Reptron’s outstanding equity in each of these analyses was negative.

Scenario 1	Median Implied Equity Price Per Share	Range of Implied Equity Price Per Share
TTM TEV/R	$4.32	$(0.19) – $5.51
TTM TEV/EBITDA	$(1.46)	$(2.31) – $(0.33)
Projected 12/31/06 TEV/EBITDA	$(2.53)	$(3.40) – $(1.75)

Scenario 2	Median Implied Equity Price Per Share	Range of Implied Equity Price Per Share
TTM TEV/R	$3.59	$(0.92) – $4.78
TTM TEV/EBITDA	$(2.19)	$(3.04) – $(1.06)
Projected 12/31/06 TEV/EBITDA	$(3.26)	$(4.13) – $(2.49)

No company included in the Reptron Comparable Index is identical to Reptron. In evaluating such comparables, Jefferies Broadview made numerous assumptions with respect to the Electronic Manufacturing Services industry’s performance and general economic conditions, many of which are beyond the control of Reptron. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable company data.

Transaction Comparables Analysis

Jefferies Broadview considered ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating metrics in order to indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions, including those involving companies deemed by Jefferies Broadview to be comparable to Reptron based on financial performance, market focus, business model and size. Jefferies Broadview reviewed eleven comparable merger and acquisition (“M&A”) transactions announced from January 1, 2004 to December 15, 2006 involving sellers in the Electronic Manufacturing Services industry with TTM Revenue between $10 million and $1 billion in North America from a financial point of view, including each transaction’s consideration paid to equity stakeholders (“Equity Price”) plus debt minus cash (“Adjusted Price”); seller TTM Revenue; seller TTM EBITDA; seller TTM EBITDA divided by Revenue (“EBITDA Margin”); Adjusted Price/TTM Revenue ratio; and Adjusted Price/TTM EBITDA ratio. These transactions consisted of the acquisitions of:

•	Pemstar Inc. by Benchmark Electronics, Inc.;

•	DDi Corporation (Assembly business) by Veritek Manufacturing Services, LLC;

•	Innovator Electronic Assembly, Inc. by LYRtech, Inc.;

•	Astro Instrumentation, LLC by Sparton Corporation;

•	United Tri-Tech Corporation by Mindready Solutions, Inc.;

•	Able Electronics, Inc. by SigmaTron International, Inc.;

•	Varian, Inc. (Electronics Manufacturing business) by Jabil Circuit, Inc.;

•	Peak Industries, Inc. by Delphi Medical Systems;

•	SMTEK International, Inc. by CTS Corporation;

•	Elcoteq Network Corporation (Industrial Electronics business) by Ahlström Capital OY and target management (a management buyout); and

•	Pinnacle Electronics LLC by LaBarge, Inc.

The following table presents, as of December 15, 2006, the median multiple and the Reference Range of multiples of Adjusted Price divided by Revenue and EBITDA for the transactions listed above. Jefferies Broadview deemed EBITDA multiples to be the most appropriate valuation metrics for this analysis, although Jefferies Broadview also considered Revenue multiples. For the purpose of this analysis, Jefferies Broadview considered two scenarios in calculating the Net Debt adjustment to calculate equity value. In Scenario 1, implied equity price per share assumed Net Debt adjustment of $44.6M, which assumed redemption of all outstanding Senior Secured Notes at 87.5% of par value plus accrued interest, and payoff of other debt obligations including the revolving credit facility, facility mortgages and tax-effected executive severance obligations. In Scenario 2, implied equity price per share assumes Net Debt adjustment of $48.3M, which assumes redemption of all outstanding Senior Secured Notes at 100.0% of par value plus accrued interest, and payoff of other debt obligations including the revolving credit facility, facility mortgages and tax-effected executive severance obligations. The negative implied equity price per share figures reflect that the implied enterprise value based on the comparable multiples was less than the Net Debt adjustment, and hence, negative value was attributable to equity value.

	Median Adjusted Multiple		Reference Range of Multiples
Adjusted Price / Revenue	0.58	x	0.30x –0.50x
Adjusted Price / EBITDA	6.4	x	6.0x – 8.0x

The following table presents, as of December 15, 2006, the median implied per-share value and the range of implied per-share values of Reptron common stock, calculated by multiplying the multiples shown above by the appropriate Reptron operating metric:

Scenario 1	Median Implied Equity Price Per Share	Reference Range of Implied Equity Price Per Share
Adjusted Price / Revenue	$7.73	$(0.19) – $5.51
Adjusted Price / EBITDA	$(2.41)	$(2.80) – $(0.82)

Scenario 2	Median Implied Equity Price Per Share	Reference Range of Implied Equity Price Per Share
Adjusted Price / Revenue	$6.99	$(0.92) – $4.78
Adjusted Price / EBITDA	$(3.14)	$(3.54) – $(1.56)

No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the Electronic Manufacturing Services industry’s performance and general economic conditions, many of which are beyond the control of Reptron. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Transaction Premiums Paid Analysis

Jefferies Broadview considered the premiums paid above a seller’s share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed fifteen comparable M&A transactions, excluding equity investments and divestitures, involving publicly traded

North American hardware and manufacturing services sellers from January 1, 2005 to December 15, 2006 with equity consideration less than $250 million. These transactions consisted of the acquisitions of:

•	Vodavi Technology, Inc. by Vertical Communications, Inc.;

•	Pemstar Inc. by Benchmark Electronics, Inc.;

•	DataWave Systems Inc. by InComm Holdings, Inc.;

•	Firearms Training Systems, Inc. by Meggitt-USA, Inc.;

•	Micro Linear Corporation by Sirenza Microdevices, Inc.;

•	Lowrance Electronics, Inc. by Simrad Yachting AS;

•	Ault Incorporated by SL Industries, Inc.;

•	Advanced Power Technology, Inc. by Microsemi Corporation;

•	Brooktrout, Inc. by Excel Switching Corporation;

•	Parlex Corporation by Johnson Electric Holdings Limited;

•	nStor Technologies, Inc. by Xyratex Ltd;

•	Paradyne Networks, Inc. by Zhone Technologies, Inc.;

•	Coreco Inc. by DALSA Corporation;

•	Copper Mountain Networks, Inc. by Tut Systems, Inc.; and

•	Alphasmart, Inc. by Renaissance Learning, Inc.

The following table presents, as of December 15, 2006, the median premium and the Reference Range of premiums for these transactions. Median premiums are calculated by dividing the offer price per share minus the closing share price of the seller’s common stock 20 trading days or one trading day prior to the public announcement of the transaction, by the closing share price of the seller’s common stock 20 trading days or one trading day prior to the public announcement of the transaction. For the purpose of this fairness opinion, Jefferies Broadview also applied the Reference Range of premiums paid to Reptron’s 3-month volume-weighted average price (“VWAP”).

	Median Premium	Reference Range of Premiums
Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	28.6%	25.0% – 30.0%
Premium Paid to Seller’s Share Price 20 Trading Days Prior to Announcement	27.7%	25.0% – 30.0%
Premium Paid to Seller’s 3-Month VWAP	NA	25.0% – 30.0%

The following table presents, as of December 15, 2006, the median implied value and the range of implied values of Reptron common stock, calculated by using the premiums shown above and the share price of Reptron common stock 20 trading days and one trading day prior to announcement of the merger, as well as Reptron’s 3-month VWAP:

	Median Implied Equity Price Per Share	Reference Range of Implied Equity Price Per Share
Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	$0.85	$0.83 – $0.86
Premium Paid to Seller’s Share Price 20 Trading Days Prior to Announcement	$0.70	$0.69 – $0.72
Premium Paid to Seller’s 3-Month VWAP	NA	$0.66 – $0.69

No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the Electronic Manufacturing Services industry’s performance and general economic conditions, many of which are beyond the control of Reptron. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Consideration of the Discounted Cash Flow Valuation Methodology

While discounted cash flow analysis is a commonly used valuation methodology, Jefferies Broadview did not employ such an analysis for the purposes of the Jefferies Broadview opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company such as Reptron, with very limited intermediate and long-term visibility, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of Reptron. Given management’s inability to develop reliable long-term forecasts and the uncertainty in forecasting the product mix, operating performance, future cash flows and sustainable long-term growth rate for Reptron, Jefferies Broadview considered a discounted cash flow analysis inappropriate for valuing Reptron.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies Broadview considered the results of all of its analyses as a whole and, except as expressly noted above, did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies Broadview believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, Jefferies Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Reptron. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies Broadview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies Broadview. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The consideration to be received by the stockholders and other terms of the merger agreement were determined through negotiations between Reptron and Kimball, and were approved by the Reptron’s board of directors. Jefferies Broadview did not recommend any specific consideration to Reptron’s board of directors or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger. In addition, Jefferies Broadview’s opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its decision to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the Jefferies Broadview analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the value of Reptron or whether the board of directors would have been willing to agree to different consideration.

Based upon and subject to the foregoing qualifications and limitations and those set forth below, Jefferies Broadview was of the opinion that, as of December 18, 2006, the $0.68 per share in cash to be received by the Shareholders pursuant to the merger agreement, was fair, from a financial point of view, to the stockholders.

Jefferies Broadview acted as financial advisor to our board of directors, received a customary fee from Reptron upon delivery of its opinion and will receive an additional customary fee upon the successful conclusion of the merger. In addition, Reptron has agreed to indemnify Jefferies Broadview and its affiliates and related parties in connection with its engagement, including liabilities under the federal securities laws, and to reimburse certain of their expenses. Jefferies Broadview was not requested to provide, or to identify potential sources of, financing to Reptron or to explore strategic alternatives other than a sale of Reptron. Except as set forth in the preceding sentence, no limitations were imposed on Jefferies Broadview by Reptron’s board of directors with respect to the investigations made or procedures followed by Jefferies Broadview in rendering its opinion. In the ordinary course of their businesses, Jefferies Broadview and its affiliates may publish research reports regarding the securities of Reptron and its affiliates or affiliates of Kimball may actively trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Purpose and Structure of the Merger

The purpose of the merger for us is to allow our stockholders to realize the value of their investment in Reptron in cash at a price that represents a premium to the volume weighted average market price of our common stock before the public announcement of the merger. Our board of directors believes, based upon the reasons discussed under “—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 18, that the merger is advisable, fair to and in the best interests of our company and our stockholders.

For Kimball, the purpose of the merger is to allow it to benefit from any future earnings and growth of Reptron after our common stock ceases to be publicly traded.

The transaction has been structured as a cash merger in order to provide our public stockholders with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Reptron with reduced transaction costs.

Effects of the Merger

If the merger is approved by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Gator will be merged with and into Reptron, with Reptron being the surviving corporation. After the merger, Kimball will own all of our capital stock.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by Kimball or Gator and their respective subsidiaries, and shares held by dissenting stockholders who validly assert and perfect appraisal rights) will be converted into the right to receive $0.68 in cash. Each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger.

At the effective time of the merger, our current stockholders will cease to have ownership interests in Reptron or rights as our stockholders. Therefore, our current stockholders will not participate in any future earnings or growth of Reptron and will not benefit from any appreciation in value of Reptron.

Our common stock is currently registered under the Exchange Act and is traded on the OTCBB under the symbol “RPRN”. As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, the common stock will cease to be quoted on the OTCBB, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger we will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Gator will become the directors of the surviving corporation, and the officers of Gator immediately prior to the effective time of the merger will become the officers of the surviving corporation. The articles of incorporation and bylaws of Gator will be the articles of incorporation and bylaws of the surviving corporation.

It is expected that, upon consummation of the merger, our operations will be conducted substantially as they currently are being conducted. Kimball has advised us that it does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving our corporate structure or business, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets. We expect, however, that following the merger, the management of the surviving corporation and Kimball will continuously evaluate and review the business and operations of the surviving corporation and may develop new plans and proposals that they consider appropriate to maximize the value of the surviving corporation . Kimball expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments.

A benefit of the merger to Kimball is that the future earnings and growth of the surviving corporation will be solely for its benefit and not for the benefit of our current stockholders. The detriments to Kimball are the lack of liquidity for the surviving corporation’s capital stock following the merger, the risk that the surviving corporation will decrease in value following the merger and the payment by us of up to $1.7 million in fees and expenses related to the merger. See “—Merger Financing” and “—Fees and Expenses of the Merger” on pages 33 and 35, respectively.

The benefit of the merger to our stockholders is the right to receive $0.68 per share for their shares of our common stock. The detriments are that our stockholders will cease to participate in the future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences” beginning on page 33.

Risks that the Merger Will Not Be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement and the merger will not be approved by the holders of at least a majority of the outstanding shares of our common stock entitled to vote;

•	that we will not successfully complete the tender offer for a minimum of 97% of the outstanding principal amount of our Senior Secured Notes due 2009;

•	that we will experience a change, event, violation, inaccuracy, circumstance or effect that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect (as defined in the merger agreement) on us;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	that we will not secure required governmental consents to, and authorizations for, the merger; that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement as of the closing of the merger; and

•	that a governmental entity will have taken action which has the effect of making the merger illegal or otherwise prohibiting completion of the merger.

As used in the merger agreement, a material adverse effect with respect to Reptron means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that has, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), capitalization, financial condition, or results of our operations or our ability to perform the obligations under the merger agreement and complete the merger; provided, that the following, alone or in combination, will not be deemed to be a material adverse effect:

•	changes after the date of the merger agreement in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on us;

•	changes, events, occurrences or developments after the date of the merger agreement in applicable law or in generally accepted accounting principles;

•	changes in the market price or trading volume of our common stock (provided, that the exception in this clause does not prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a material adverse effect);

•	any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; and

•	any effect resulting from compliance with the terms of the merger agreement.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not approve the merger agreement and the merger or if the merger is not completed for any other reason, then our current management, under the direction of our board of directors, will continue to manage Reptron as an ongoing business or consider other strategic alternatives. If the merger is not completed for any reason, we will be subject to a number of material risks, including:

•	the market price of our common stock may decline to the extent that the current market price of our shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	the diversion of management’s attention from our day-to-day business and the unavoidable disruption to our employees during the period before completion of the merger may make it difficult for us to regain our financial and market position if the merger does not occur.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, our stockholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. Four out of five members of our board of directors are not our officers or employees and are independent of and have no economic interest or expectancy of an economic interest in Kimball or any of its affiliates and do not have an economic interest or expectancy of an economic interest in Gator or the surviving corporation. Our directors will, along with all other in-the-money option holders, receive cash payments for their outstanding in-the-money options. Our chief executive officer, Paul Plante, has been offered a position as a Vice President of the surviving corporation contingent upon consummation of the merger. Mr. Plante would be an at will employee and was offered the standard compensation package for employees at this level. No employment agreement has been offered to Mr. Plante. In addition, under the terms of the merger, Paul Plante and Charles Pope, our chief financial officer, will receive lump sum payments of $624,000 and $454,000, respectively, in exchange for the termination of their severance agreements with Reptron. See “Employment and Change in Control Agreements” beginning on page 32. Our board of directors was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our stockholders that the merger agreement and the merger be approved.

Continued Benefits

In connection with the merger, Kimball is required to provide our employees who remain employed with the surviving corporation after the merger with similar types and levels of employee benefits as those provided to similarly situated employees of Kimball. Our executive officers who remain employed with the surviving corporation after the merger will also participate in such benefits. Kimball will also provide service credit as further described in the section entitled “The Merger Agreement— Termination of Benefit Plans; Employee Benefits Matters” on page 48.

Options for Shares of Our Common Stock

In connection with the merger, each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger. Pursuant to this provision, our directors and executive officers will receive cash payments for their outstanding options with per share exercise prices below $0.68.

The table below sets forth, as of January 3, 2007, for each of our current executive officers and directors, (a) the number of shares subject to vested in-the-money options held by such person, (b) the amount of cash that will be paid in respect of cancellation of such vested in-the-money options upon consummation of the merger, (c) the number of unvested in-the-money options held by such person, (d) the amount of cash that will be paid in respect of cancellation of such unvested in-the-money options upon consummation of the merger, (e) the total number of shares subject to options for each such person and (f) the total amount of cash that will be received by each such person in respect of such options upon consummation of the merger. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case, the payment amount is calculated by multiplying (i) the excess, if any, of $0.68 over the per share exercise price of the option, by (ii) the number of shares subject to the option.

	Vested In-the-Money Options		Unvested In-the-Money Options(1)		Total In-the-Money Options
Name	Shares	Consideration	Shares	Consideration	Shares	Consideration
Non-Employee Directors:
Robert C. Bradshaw	20,000	$6,400	0	—	20,000	$6,400
William J. Kullback	20,000	$6,400	0	—	20,000	$6,400
Carl R. Vertuca, Jr.	20,000	$6,400	0	—	20,000	$6,400
Harold L. Purkey	20,000	$6,400	0	—	20,000	$6,400

Executive Officers:
Paul J. Plante	65,000	$20,800	0	—	65,000	$20,800
Charles L. Pope	20,000	$6,400	0	—	20,000	$6,400

All directors and officers as a group (10 persons)	165,000	$52,800	0	—	165,000	$52,800

(1)	These columns reflect all unvested options for the individuals in the tables as of January 3, 2007.

As of the record date, our directors and executive officers beneficially owned 454,351 shares, representing 9.1% of shares outstanding as of such date, not including shares that may be acquired upon the exercise of vested stock options. We believe that such individuals intend to vote such shares in favor of the merger. See also “Security Ownership of Certain Beneficial Owners and Management” beginning on page 53.

Employment and Change in Control Agreements

The following executive officers of Reptron are parties to an employment and/or change in control agreement with us: Paul J. Plante (President and Chief Executive Officer) and Charles L. Pope (Chief Financial Officer).

Paul J. Plante

In July 2006, Reptron entered into a severance agreement with Paul J. Plante. This agreement provides for severance benefits to be paid to Mr. Plante in the event of termination of his at will employment under certain circumstances. The severance agreement provides for severance benefits to be paid to Mr. Plante if his employment is terminated by Reptron for other than cause (as defined in the agreement) or if Mr. Plante terminates his employment following specified changes in the terms of his employment.

Mr. Plante is entitled to receive severance pay for 12 months in the case of termination by Reptron for other than cause or generally if Mr. Plante terminates his employment following specified changes in the terms of his employment. Mr. Plante is entitled to receive severance pay for 24 months if he terminates his employment because of specified changes in employment terms within 12 months after the occurrence of a change of control of Reptron. Monthly severance payments under the agreement equal Mr. Plante’s average base monthly salary for the year prior to his termination.

The severance agreement also provides for payment of earned but unpaid bonuses and continuation of insurance plan participation in certain circumstances. Reptron’s obligations are conditioned on Mr. Plante’s compliance with terms of the severance agreement and a non-competition agreement. The severance agreement between Reptron and Mr. Plante is binding on successors in interest to the business of Reptron by stock purchase, merger, consolidation, and purchase of assets or otherwise.

In connection with the merger, Kimball has elected to terminate Mr. Plante’s severance agreement and has agreed to pay Mr. Plante a lump sum of $624,000, which is equal to 24 months of his average base monthly salary.

Charles L. Pope

In July 2006, Reptron entered into a severance agreement with Charles L. Pope. This agreement provides for severance benefits to be paid to Mr. Pope in the event of termination of his at will employment under certain circumstances. The severance agreement provides for severance benefits to be paid to Mr. Pope if his employment is terminated by Reptron for other than cause (as defined in the agreement) or if Mr. Pope terminates his employment following specified changes in the terms of his employment.

Mr. Pope is entitled to receive severance pay for 12 months in the case of termination by Reptron for other than cause or generally if Mr. Pope terminates his employment following specified changes in the terms of his employment. Mr. Pope is entitled to receive severance pay for 24 months if he terminates his employment because of specified changes in employment terms within 12 months after the occurrence of a change of control of Reptron. Monthly severance payments under the agreement equal Mr. Pope’s average base monthly salary for the year prior to his termination.

The severance agreement also provides for payment of earned but unpaid bonuses and continuation of insurance plan participation in certain circumstances. Reptron’s obligations are conditioned on Mr. Pope’s compliance with terms of the severance agreement and a non-competition agreement. The severance agreement between Reptron and Mr. Pope is binding on successors in interest to the business of Reptron by stock purchase, merger, consolidation, and purchase of assets or otherwise.

In connection with the merger, Kimball has elected to terminate Mr. Pope’s severance agreement and has agreed to pay Mr. Pope a lump sum of $454,000, which is equal to 24 months of his average base monthly salary.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights of indemnification, advancement of litigation expenses and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger of our directors, officers, employees and agents, as provided in our current amended and restated articles of incorporation and bylaws, shall survive the merger. The surviving corporation will assume such obligations for claims made within six years after the effective time of the merger. The articles of incorporation and bylaws of the surviving corporation will also contain provisions for exculpation and indemnification at least as favorable as in our amended and restated articles of incorporation and bylaws as of the date of the merger agreement and such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect such rights, unless required by law.

The merger agreement also provides that we will purchase prepaid directors’ and officers’ “tail” insurance coverage covering a period of six years after the effective time of the merger, at a cost no greater than $295,000, with coverage at least equal to existing coverage and on terms no less advantageous to our officers and directors.

Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $47.2 million, consisting of:

•	approximately $3.5 million to pay our stockholders (other than Kimball or Gator) and option holders, assuming that none of our stockholders exercise and perfect appraisal rights;

•	approximately $27 million to purchase our outstanding Senior Secured Notes due 2009, at a 12.5% discount to par value, pursuant to the terms of the tender offer, assuming 100% tender;

•	approximately $13.9 million (as of January 5, 2006) to pay off our credit facility;

•	approximately $1.1 million to make payments required under certain employment agreements as a result of a change in control of Reptron; and

•	approximately $1.7 million to pay related fees and expenses.

Kimball and Gator expect to finance the total amount of funds necessary to complete the merger and the related transactions by using available cash-on-hand.

Governmental Regulatory Matters

Neither we nor Kimball nor Gator are required to file a notification or report the merger or related transactions under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder. However, the Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to a Reptron stockholder (a “United States holder”) who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust had made a valid election to be treated as a United States person.

This discussion applies only to United States holders of our common stock who hold their shares as capital assets and may not apply to shares of our common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements and does not apply to the exchange or cancellation of employee stock options, including the receipt of cash therefore. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Reptron stockholder in light of that stockholder’s particular circumstances, or to a Reptron stockholder subject to special treatment under U.S. federal income tax laws, such as financial institutions, life insurance companies, tax-exempt entities, persons holding our shares of common stock as part of a hedge, conversion, constructive sale transaction, straddle or other risk reduction strategy, persons who hold their Reptron common stock through a partnership, S corporation or other passthrough entity and persons whose functional currency is not the U.S. dollar. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to Reptron stockholders.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

The receipt of cash in exchange for shares of our common stock in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, a United States holder of our common stock will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the shares of our common stock and that stockholder’s adjusted tax basis in such shares. The gain or loss should generally be a capital gain or loss. The capital gain or loss will be long-term if the stockholder has held the shares for more than one year. The deductibility of capital losses is subject to limitations.

The cash payment received in exchange for shares in the merger or received upon the exercise of appraisal rights will be reported to the United States holders and the Internal Revenue Service to the extent required by the Code and existing Treasury Regulations. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax, at a rate which is currently 28%, will apply to these payments if a United States holder fails to properly certify to us or our agent the holder’s social security number or taxpayer identification number and certain other information, or fails to report all interest and dividends required to be reported on its federal income tax returns, or otherwise fails to establish, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the holder’s federal tax liability, provided such person files an income tax return of claim for refund with the Internal Revenue Service. Such amounts, once withheld, are not payable by us to the United States holder whose cash payment was the source of the withholding. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Fees and Expenses of the Merger

Our estimated fees and expenses in connection with the merger are as follows:

Financial Advisor Fees and Expenses	$1,174,000
Legal and Other Professional Fees	400,000
Printing, Proxy Solicitation and Mailing Costs	100,000
Filing Fees	371
Paying Agent Fees	12,000
Miscellaneous	13,000

Total	$1,699,371

The merger agreement provides that Reptron, Kimball and Gator will each pay all costs and expenses incurred by it in connection with the merger agreement and the merger and that Kimball will deliver up to $1.7 million at the closing of the merger in order to fund the payment of our reasonable expenses. The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the merger. None of these costs and expenses will reduce the $0.68 per share merger consideration to be received by our stockholders or stock option holders.

If the merger agreement is terminated under specified circumstances, including acceptance of a superior proposal, we will be required to pay to Kimball a $150,000 termination fee and up to $350,000 in reimbursement of out-of-pocket fees and expenses. See “The Merger Agreement — Fees and Expenses; Termination Fee” on page 51.

Dissenting Stockholder Appraisal Rights

Chapter 607 of the Florida Business Corporation Act, which is also referred to in this proxy statement as FBCA, provides for the right of appraisal for dissenting stockholders in connection with the merger. Stockholders who follow the procedures specified in FBCA Sections 607.1301 through 607.1333, inclusive, are entitled to obtain payment of the fair value of his or her shares of our common stock in lieu of the merger consideration. The following summarizes the provisions of Chapter 607 of the FBCA regarding appraisal rights of dissenting stockholders that would be applicable in connection with the merger. This discussion is qualified in its entirety by reference to FBCA Sections 607.1301 through 607.1333, inclusive, a copy of which is included as Annex C to this proxy statement. If you fail to take any action required by Florida law, your rights to appraisal in connection with the merger will be waived or terminated.

If a stockholder elects to assert his or her dissenters’ rights, the stockholder must:

•	deliver to us, prior to the vote seeking approval of the merger agreement and the merger, a written notice of the stockholder’s intent to demand payment for his or her shares if the merger is effectuated; and

•	not vote in favor of approving the merger agreement and the merger.

A beneficial stockholder of our stock may assert appraisal rights as to shares held on the stockholder’s behalf only if the stockholder submits to us the written consent of the stockholder of record not later than the Form Due Date (as defined below) and the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder. A stockholder of record may assert appraisal rights as to fewer than all of the shares registered in his or her name only if the stockholder asserts appraisal rights with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf the stockholder of record asserts appraisal rights. The rights of a partial dissenter under FBCA Chapter 607 are determined as if our shares as to which the stockholder of record dissents and such stockholder’s other shares were registered in the names of different stockholders.

A stockholder who satisfies the requirements of the two preceding paragraphs is referred to as a “dissenter.” All notices of intent to demand dissenters’ rights should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform us of the identity of the stockholder and that such stockholder intends to demand appraisal of such stockholder’s shares of our common stock. Before the vote is taken at our special stockholders meeting, any notices or demands relating to dissenters’ rights should be sent to us to the attention of Charles L. Pope. After the effective time of the merger, any notices or demands relating to dissenters’ rights should be sent to Kimball Electronics, Inc.

Within 10 days after the effective time of the merger, the surviving corporation will deliver a written appraisal notice to each dissenter. The appraisal notice must:

•	supply a form that (i) specifies the date the merger became effective and (ii) provides space for the dissenter to complete (a) the dissenter’s name and address, (b) the number, classes, and series of shares as to which the stockholder asserts dissenters’ rights, (c) a statement that the dissenter did not vote for the merger, (d) a statement indicating whether the stockholder accepts our offer and (e) the stockholder’s estimated fair value of the shares and a demand for payment of such value plus interest if the offer was not accepted;

•	state where the form must be sent and the date by which we must receive the form, which may not be less than 40 nor more than 60 days after the date the appraisal notice and form are sent (such date set by the Company, the “Form Due Date”), and state that a dissenter waives his or her right to demand an appraisal unless the form is received by us before the Form Due Date;

•	state where the certificates for our shares must be deposited and the date by which such certificates must be deposited, which may not be earlier than the Form Due Date;

•	state our estimate of the fair value of the shares and an offer to pay the fair value;

•	state that, if requested in writing, we will provide to a requesting dissenter, within ten days after the Form Due Date, the number of stockholders who returned the forms by the Form Due Date and the total number of shares owned by them;

•	state the date by which the notice to withdraw must be received, which may not be more than 20 days after the Form Due Date; and

•	be accompanied by our financial statements and a copy of FBCA Sections 607.1301 through 607.1333, inclusive.

A dissenter who desire to exercise appraisal rights must:

•	execute and return the form before the Form Due Date; and

•	deposit his or her certificates, if any, in accordance with the terms of the appraisal notice.

Our stockholders who return the form and deposit their certificates where required, lose all rights as a stockholder unless he or she withdraws by notifying us in writing before the date set forth in the appraisal notice.

Our stockholders who do not return the form and deposit their certificates where required are not entitled to payment for their shares under FBCA Sections 607.1301 through 607.1333, inclusive.

If a dissenter accepts our offer to pay the estimated fair value for the shares, on the form, we will make such payment within 90 days after our receipt of the form. Upon payment of the agreed value, the stockholder ceases to have any interest in the shares.

If a dissenter does not accept our offer to pay the estimated fair value for the shares, on the form, the dissenter must notify us on the form of the dissenter’s estimate of the fair value of the shares and demand payment of such estimate plus interest. Dissenters who fail to notify us in writing of his or her demand to be paid the dissenter’s stated estimate of the fair value plus interest waive the right to demand payment and are entitled only to the payment offered by us on the form.

If a demand for payment remains unsettled, we will commence a proceeding within 60 days after receiving the demand for payment of the stockholder’s estimate and petition the court to determine the fair value of the shares of our common stock and accrued interest. If we do not commence the proceeding within the 60-day period, any stockholder who has made a demand for payment may commence the proceeding in our name. The proceeding must be commenced in the appropriate court of Hillsborough County, Florida, the county in which our principal office is located. All stockholders, whether or not residents of Florida, whose demands remain unsettled will be made parties to the proceeding.

Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount of the fair value of the stockholder’s shares, plus interest. We will pay each stockholder such amount within 10 days after final determination of the proceedings. Upon payment of the judgment, the stockholder ceases to have any interest in the shares.

Under FBCA Chapter 607, fair value means the value of the shares immediately before the effective time of the merger, using customary and current valuation concepts and techniques generally employed for similar business in the context of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless excluding such appreciation or depreciation would be inequitable.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amounts that the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by FBCA Sections 607.1301 through 607.1333, inclusive. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against us and in favor of all dissenters if the court finds we did not substantially comply with the dissenters’ rights statutes, inclusive; or

•	against either the Company or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ rights statutes, inclusive.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, then the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

If we fail to pay a dissenter who complied with the procedures described by FBCA Sections 607.1301 through 607.1333, inclusive, the dissenter may sue us directly for the amount owed and, to the extent successful, is entitled to recover from us, all costs and expenses of the suit, including counsel fees.

The foregoing summary of the rights of our dissenting stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters’ rights. The preservation and exercise of appraisal rights require strict adherence to FBCA Sections 607.1301 through 607.1333, inclusive, a copy of which is attached as Annex C to this proxy statement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Annex A and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

The Merger

The merger agreement provides that, at the effective time of the merger, Gator will merge with and into Reptron. Upon completion of the merger, Gator will cease to exist as a separate corporate entity. We will continue as the surviving corporation and will be a wholly-owned subsidiary of Kimball.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Florida or at such later time as is specified in the articles of merger, which time is referred to in this proxy statement as the effective time. We have agreed with Gator to file the articles of merger as soon as practicable, but in any event within five business days after the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Articles of Incorporation; Bylaws and Directors and Officers of Reptron and the Surviving Corporation

When the merger is completed:

•	the articles of incorporation of the surviving corporation will be the same as the articles of incorporation of Gator, until thereafter amended as provided by law;

•	the bylaws of the surviving corporation will be the same as the bylaws of Gator until thereafter amended as provided by law;

•	the directors of Gator immediately prior to the effective time of the merger will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and

•	the officers of Gator immediately prior to the effective time of the merger will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Conversion of Common Stock

At the effective time of the merger, each share of our common stock outstanding immediately before the effective time of the merger will be converted automatically into the right to receive $0.68 in cash, without interest, such amount being referred to in this proxy statement as the merger consideration, except for:

•	treasury shares of our common stock, if any, all of which will be canceled without any payment;

•	any shares of our common stock owned by Kimball or Gator or any of their wholly-owned subsidiaries, all of which will be canceled without any payment; and

•	shares of our common stock held by stockholders who validly assert and perfect dissenter’s rights, which will be subject to valuation in accordance with Florida law.

Treatment of Options

Each in-the-money option (an option with an exercise price lower than $0.68 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.68 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.68 per share) will be terminated without consideration at the effective time of the merger.

Payment for Shares

Prior to the effective time of the merger, Kimball will select a bank or trust company to act as paying agent for the payment of the merger consideration upon surrender, pursuant to the terms of the merger agreement, of certificates representing the shares of our common stock. On or before the closing of the merger, Kimball will provide the paying agent with the aggregate merger consideration necessary to pay for the shares of common stock converted into the right to receive cash and stock options entitled to payment.

Promptly after the effective time of the merger (but not later than five business days after such time), Kimball will cause the paying agent to mail or deliver to each record holder of shares of our common stock whose shares were converted into the right to receive the merger consideration, a transmittal letter containing instructions to effect the surrender of the holder’s share certificate(s) in exchange for payment of the merger consideration. The holder will be entitled to receive the merger consideration for the number of shares represented by such certificate(s), less any applicable withholding taxes, only upon surrender to the paying agent of the holder’s share certificate(s), together with the transmittal letter and other required documentation, duly completed in accordance with the instructions. If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay any applicable taxes required or establish, to the satisfaction of the paying agent, that the tax has been paid or is not applicable. After the effective time of the merger and until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate, and if required by Kimball, an indemnity bond in form and substance and with surety reasonably satisfactory to Kimball. No interest will be paid or accrued on the merger consideration payable upon the surrender of the share certificate(s).

Any funds, including any interest received on the funds, deposited with the paying agent for use in payment of the merger consideration and which have not been disbursed to holders of share certificates twelve months after the effective time of the merger, shall be delivered to the surviving corporation by the paying agent. Thereafter, holders of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to Kimball for payment of any consideration to which they may be entitled. None of Reptron, Kimball, Gator, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the merger consideration payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

Our Representations and Warranties. The merger agreement contains various representations and warranties made by us to Kimball and Gator, subject to identified exceptions, including representations and warranties relating to:

•	our due organization, valid existence and good standing;

•	our lack of subsidiaries and non ownership of securities of any other party and nonexistence of any agreement to make investments in, or acquire any other party;

•	our requisite power and authority and receipt of requisite approvals to own, lease and operate property and to carry on business;

•	our good standing to conduct business in each jurisdiction where we conduct business, including our due qualification to do business as a foreign entity where necessary;

•	our charter documents and the actions of our board of directors;

•	our capital structure, the valid issuance of our capital stock and details of stock option issuances, vesting and forfeiture;

•	the legality of all repurchases of our stock;

•	subscriptions and other agreements obligating us to issue, deliver, or sell, shares of our stock or other ownership interest in us;

•	the nonexistence of any voting trusts, proxies or anti take-over plans to which we are a party;

•	information on our stock plans and agreements issued under our plans;

•	our requisite corporate power and authority to enter into the merger agreement and to consummate the merger;

•	the absence of any conflicts between the merger agreement and the merger and our organizational documents and the validity and binding effect of the merger agreement on us;

•	the absence of any conflicts between the merger agreement and the merger and the statutes, regulations, laws, rules, injunctions, judgments, orders, decrees or rulings of any governmental entity to which we are bound;

•	the absence of the need for consents or approvals from governmental entities in connection with the merger agreement or the merger other than the filing of this proxy materials with the Securities and Exchange Commission, the filing of the articles of merger as required by Florida law, and filings under applicable antitrust laws;

•	the absence of liabilities or obligations that are required to be reflected, disclosed or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles that were not reflected, disclosed or reserved against in our financial statements or public filings;

•	the absence of any default or violation of, or conflict with, by us of any legal requirement applicable to us or by which any of our properties is bound, or any contract to which we are bound;

•	permits, licenses and other governmental authorizations and requirements for the operation of our business and the holding of our properties;

•	compliance with environmental laws and permits, and other environmental matters;

•	the adequacy and truthfulness of our reports filed with the Securities and Exchange Commission since February 4, 2003;

•	the accuracy of our financial statements contained in our reports filed with the Securities and Exchange Commission since February 4, 2003;

•	the absence of certain changes in our business since September 30, 2006;

•	our establishment and maintenance of disclosure controls and procedures as required by federal securities laws including under the Sarbanes-Oxley Act of 2002;

•	the independence of our auditors;

•	the absence of reports of material violation of securities laws, breach of fiduciary duty, fraudulent conduct or similar violation;

•	the absence of significant undisclosed liabilities;

•

the absence, since September 30, 2006 of (i) events or conditions having or likely to have a material adverse effect on us, (ii) dividends or distributions on our stock, (iii) splits or recapitalization of our stock,

(iv) increases in compensation to any of our employees in an amount in excess of four percent or payment of bonuses, (v) changes in our accounting policies, (vi) revaluations of assets, (vii) incurrence of material indebtedness, or (viii) announcements that we are negotiating to do, or have done, any of the above items;

•	the absence of any pending or threatened litigation against us or our business or assets or any person we have agreed to indemnify that would have a material adverse effect;

•	information on our employee benefit plans, benefits of and awards made under our employee benefit plans and our compliance with applicable laws with respect to such plans;

•	the absence of any collective bargaining agreements to which we are a party;

•	the truthfulness of this proxy statement in all material respects;

•	the absence of restrictions on our business activities in contracts, commitments, judgments, injunctions, orders and decrees binding on us;

•	information on property that we own and lease, our compliance with applicable laws and contracts, and our good and valid title to all of our material tangible properties and assets;

•	the payment of and compliance with laws related to the payment of taxes, and other tax matters;

•	the absence of any person other than Jefferies Broadview being entitled to any broker’s or finder’s fees in connection with the transactions contemplated by the merger agreement;

•	information on our intellectual property and steps we take to protect our intellectual property;

•	our material contracts and our inventory;

•	our insurance policies;

•	our most important customers and suppliers and the status of our most important orders and past transactions;

•	information on any material liabilities or obligations arising prior to the effective date of our plan of reorganization which were confirmed by the bankruptcy court as of January 14, 2004;

•	the receipt of an opinion from Jefferies Broadview to the effect that the merger consideration to be received by our stockholders is fair, from a financial point of view, to such stockholders;

•	the determination by our board of directors that the merger agreement and the merger are advisable, fair to and in the best interests of the company and our stockholders and the resolution by our board of directors to recommend that our stockholders adopt the merger agreement and approve the merger;

•	that our board of directors have approved the merger and the merger agreement and taken all actions sufficient to render inapplicable to this merger, the “control-share acquisition” provisions of the FBCA and the non-applicability of any other state anti-takeover statutes or regulations to the merger; and

•	the lack, except as disclosed, of any transactions between us and our affiliates or other interested parties.

Material Adverse Effect. Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or could reasonably be expected to have a material adverse effect on us. As used in the merger agreement, a material adverse effect means any change in or effect on the business, results of operations, assets, financial condition or liabilities that is materially adverse to us; provided, that a material adverse effect is not deemed to include a material adverse effect arising directly as a result of the following:

•	changes after the date of the merger agreement in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on us;

•	changes, events, occurrences or developments after the date of the merger agreement in applicable law or in generally accepted accounting principles;

•	changes in the market price or trading volume of our common stock (provided, that the exception in this clause does not prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a material adverse effect);

•	any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing; and

•	any effect resulting from compliance with the terms of the merger agreement.

None of our representations and warranties in the merger agreement will survive after the effective time of the merger.

Representations and Warranties of Kimball and Gator. The merger agreement also contains various representations and warranties made by Kimball and Gator to us, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Gator and Kimball;

•	the requisite corporate power and authority of Gator and Kimball to own, lease and operate their respective properties and to carry on their respective business;

•	the requisite corporate power and authority of Gator and Kimball to enter into the merger agreement and to consummate the merger and the due and valid authorization by the board of directors of Kimball and Gator to execute and deliver the merger agreement;

•	the due execution and delivery of the merger agreement by Gator and Kimball;

•	the validity and binding effect of the merger agreement on Gator and Kimball;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents of Kimball and Gator;

•	the absence of any conflicts between the merger agreement and the merger and the statutes, regulations, laws, rules, injunctions, judgments, orders, decrees or rulings of any governmental entity to which Gator or Kimball are bound;

•	the absence of the necessity for consents or approvals from certain government entities in connection with the merger agreement or the merger;

•	the accuracy of information provided by Kimball and Gator for inclusion in this proxy statement;

•	the sufficiency of the funds of Kimball to pay the merger consideration and to perform its other obligations under the merger agreement;

•	the formation of Gator solely for the purpose of effecting the merger;

•	the absence of any person other than City Securities being entitled to any broker’s or finder’s fee in connection with the transactions contemplated by the merger agreement; and

•	the absence of beneficial ownership of any of our common stock.

Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty has had or would be reasonably expected to have a material adverse effect on Kimball or Gator. None of Kimball or Gator’s representations and warranties in the merger agreement will survive after the effective time of the merger.

Covenants Relating to Conduct of Our Business Pending the Merger

From the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement or consented to in writing by Kimball, we are required to carry on our business in the usual, regular and ordinary course in substantially the same way we have conducted business before and in accordance with all material legal requirements and to use reasonable best efforts to do the following:

•	pay liabilities and taxes when due (subject to any good faith disputes);

•	pay or perform material obligations when due (subject to any good faith disputes);

•	assure that our materials contracts entered into after the date of the merger agreement will not require consents or terminate in connection with the merger;

•	maintain our leased premises in accordance with all material terms of leases;

•	preserve intact our current business organization;

•	keep available the services of key employees; and

•	preserve existing relationships with our customers, suppliers, distributors, consultants, licensors, licensees and others with whom we have business dealings that are significant to our business.

From the date of the merger agreement to the effective time of the merger, we have agreed, with limited exceptions, that we will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Kimball:

•	waive or change any stock repurchase rights or accelerate, amend or change the period of exercisability or vesting of any of our stock options or other rights granted under our stock option plans;

•	change terms of any of our stock options or other rights granted under our stock plans;

•	authorize cash payments in exchange for any of our stock options or other rights granted under our stock plans;

•	pay any severance or termination pay, whether in cash, stock, equity securities or property;

•	enter into any new, or amend any existing, employment related agreement or employee benefit plan or otherwise change our employee compensation or any severance arrangements;

•	transfer or license any of our intellectual property or modify any rights in our intellectual property;

•	enter into any agreement with pricing or discounting terms other than in the ordinary course of business consistent with past practice;

•	enter into any agreement requiring us to use our “best efforts” or to limit our right to engage in any line of business or to compete with any person;

•	enter into any contract requiring us to pay in excess of $100,000 (except for purchase orders to purchase materials necessary to fulfill non-cancelable customer orders) or requiring us to provide a minimum amount of products or services over the life of the contract in excess of $2 million;

•	enter into any contract obligating us to provide products or services at a fixed price for more than 12 months;

•	declare, set aside or pay any dividend or other distributions with respect to capital stock;

•	purchase, redeem or otherwise acquire, any of our shares of capital stock except for the repurchase of certain unvested shares at or below cost pursuant to agreements in effect on the date of the merger agreement in connection with the termination of an employee relationship with us;

•	issue, reissue or sell additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of shares of our common stock pursuant to outstanding stock options;

•	adopt any amendment to our articles of incorporation or bylaws;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of any other business, or agree to enter any joint ventures, strategic partnerships or similar alliances;

•	other than the pending sale of property in Hibbing, Minnesota, sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets, except for sales of our inventory in the ordinary course of business consistent with past practices;

•	other than renewal of our Wachovia Bank $20 million facility, make any loans, advances, capital contributions to, or investments in, any person;

•	incur any indebtedness for borrowed money or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities issued by us;

•	agree to any maintenance of financial condition or modify any existing loans or enter into any hedging agreement;

•	pay, discharge, settle or satisfy any of our liabilities other than payment of liabilities reflected on our September 30, 2006 balance sheet consistent with past practices and in accordance with their terms;

•	waive any benefits of any confidentiality or nondisclosure provision of a material contract;

•	enter into, modify, amend or terminate any of our material contracts or waive, delay the exercise of, release or assign any material rights or claims under our material contracts or grant any party exclusive rights or “most favored party” type rights or enter into any contract containing non-competition covenants or other material restrictions on us;

•	enter into contracts where any other party is granted discounts, price protections or price reductions for the purchase of any of our products;

•	except as required by generally accepted accounting principles or Securities and Exchange Commission rules, revalue any of our assets or make any changes in our accounting methods, principles or practices;

•	enter into, renew or materially modify any of our contracts relating to distribution, sale, license or marketing of our products by third parties;

•	make or change our tax elections or tax accounting methods;

•	hire any officer, consultant, independent contractor or employee other than replacement employees with compensation that is substantially similar in kind and amount, or without cause, to terminate any of our employees or take any action that amounts to constructive termination;

•	other than payments arising from the merger, make any individual payment in excess of $25,000 or aggregate payments in excess of $150,000;

•	start any litigation or settle any threatened or pending litigation for an amount that is more than $50,000;

•	adopt any anti-takeover plan;

•	take any action with the intent to adversely impact or materiality delay the consummation of the merger and related transactions or that is intended to, or would reasonably be expected to result in any conditions to the merger not being satisfied except as allowed by the merger agreement;

•	make any capital expenditures, capital additions, capital improvements or other expenditures that are more than $200,000 individually or $1 million in the aggregate;

•	change any of our insurance coverage in a material way;

•	fail to timely file all forms, reports and other documents required to be filed with the Securities and Exchange Commission;

•	materially change the manner in which we extend warranties or credits to customers;

•	accelerate the delivery or sale of products or agree to premiums in the purchase of raw materials;

•	enter into any contract or transaction with our officers, directors, employees, agents or stockholders; or

•	agree in writing or otherwise to take any of the foregoing actions.

Preparation of Proxy Statement; Stockholders’ Meeting

Subject to the potential receipt of any superior acquisition proposal and the exercise by our board of directors of its fiduciary duties with respect to a termination of the merger agreement, the merger agreement provides that we and Kimball will prepare, and work with the SEC to clear, an appropriate proxy statement and duly call, give notice of, convene and hold the special meeting of our stockholders to which this proxy statement relates to consider and approve and adopt the merger agreement and to approve the merger and will solicit proxies in favor thereof. The merger agreement provides that, subject to certain limitations, the proxy statement will include the unanimous recommendation of our board of directors that our stockholders approve and adopt the merger agreement and approve the merger.

Access to Information; Confidentiality

From the date of the merger agreement to the effective time of the merger, we have agreed, upon reasonable notice, to give representatives of Kimball during normal business hours and in a manner that does not interfere with our normal business operations, access to all of our properties, personnel, books and records. All information so furnished will be subject to the confidentiality agreement entered into between Kimball and us on June 1, 2006 as amended by an amendment executed by Kimball on October 17, 2006 and us on October 29, 2006, and as amended in the future.

No Solicitation; Receipt of Acquisition Proposals

From the date of the merger agreement until the effective time of the merger or until the earlier termination of the merger agreement, we have agreed not to, and will not direct, authorize or permit any of our officers, directors, affiliates, employees, or any investment banker, attorney, accountant or other advisor or representative to, directly or indirectly take any of the following actions:

•	solicit, initiate, or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of any acquisition proposal;

•	participate in any discussions or negotiations regarding us, or furnish any nonpublic information with respect to us, or knowingly facilitate any such inquiries, proposals, discussions or negotiations that is or is reasonably expected to lead to any acquisition proposal with respect to us;

•	engage in discussions with any person with respect to an acquisition proposal except as to the existence of these provisions regarding no solicitation and to the extent specifically permitted pursuant to the merger agreement;

•	approve, endorse or recommend any acquisition proposal with respect to us; or

•	enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to an acquisition proposal.

Commencing on the date of the merger agreement, we and our representatives were required to immediately cease existing discussions or negotiations, if any, with any other parties with respect to any acquisition proposal.

If we become aware of the receipt of an acquisition proposal or request of us for nonpublic information which our board of directors reasonably believes could lead to an acquisition proposal, we have agreed under the merger agreement to give Kimball oral and written notice as promptly as practicable, and in any event with 48 hours, of such proposal or request. We are also obligated to provide Kimball with further information on such proposals or requests, and provide prior notice of any meeting at which our board of directors is reasonably expected to consider any acquisition proposal.

If at any time prior to obtaining approval of the merger by our stockholders, we and our representatives have:

•	otherwise complied with the obligations under the merger agreement’s no solicitation provision; and

•	we have received an unsolicited bona fide written acquisition proposal that our board of directors has determined in good faith is, or is reasonably likely to result in a superior offer,

then we may take the following actions if our board of directors concludes in good faith that taking such action is required in order for our board of directors to comply with its fiduciary duties to our stockholders under applicable law:

•	furnish nonpublic information to the third party making such acquisition proposal; and

•	participate in discussions or negotiations with the third party with respect to the acquisition proposal,

as long as prior to furnishing any such nonpublic information we:

•	provide written notice to Kimball of our intention to furnish nonpublic information;

•	receive from the third party a signed confidentiality agreement with terms at least as restrictive as the confidentiality agreement signed by Kimball;

•	contemporaneously with furnishing any such nonpublic information, also provide a copy to Kimball (to the extent not previously provided); and

as long as participating in any such discussions or negotiations, we:

•	provide written notice to Kimball of our intention to enter into discussions and negotiations with the third party.

Under the merger agreement, an acquisition proposal is defined as any offer or proposal from any person or group of persons relating to the following:

•	any purchase or acquisition of more than a 20% interest in our common stock or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of our common stock;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer or disposition of more than 20% of our assets; or

•	our liquidation or dissolution.

Under the merger agreement, a superior offer is defined as an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of our assets or a majority of our common stock and as a result our stockholders would hold less than half of the equity interests of the surviving or resulting entity on terms that our board of directors concludes on balance to be more favorable to our stockholders than the merger and for which any necessary financing is reasonably capable of being obtained.

In response to the receipt of a superior offer, our board of directors may withhold, withdraw, amend or modify its unanimous recommendation in favor of the merger, recommend a superior offer, and in the case of a superior offer that is a tender or exchange offer made directly to our stockholders, may recommend that you accept the tender or exchange offer, if all of the following conditions are met:

•	a superior offer has been made and not withdrawn;

•	the special stockholders meeting to which this proxy statement relates has not been held;

•	we shall have provided Kimball written notice with information on the material terms of the superior offer and stating our board’s intention to change its recommendation and also have made available to Kimball copies of all materials given or made available to the person or group making the superior offer;

•	our board has concluded in good faith, after consultation with legal counsel that in light of the superior offer, a change in recommendation is required in order for our board to comply with its fiduciary duties to you under applicable law;

•	Kimball shall not have, within three days of its receipt of our notice to it, made an offer that our board by a majority vote determines is at least as favorable, from a financial viewpoint, to you as the superior offer; and

•	we shall not have breached any of our obligations under the no solicitation provisions of the merger agreement.

Stockholder Meetings. Unless we have terminated the merger agreement in accordance with its terms, we have agreed not to submit any acquisition proposal to a vote of our stockholders during the term of the merger agreement other than the proposed merger contemplated by the merger agreement that is discussed in this proxy statement. We are also required to submit the proposal to approve the merger for a vote of our stockholders notwithstanding any commencement, disclosure, announcement or submission to us of an acquisition proposal unless the merger agreement has been terminated in accordance with its terms.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights of indemnification, advancement of legal expenses and limitation of personal liability existing in favor of our directors, officers, employees and agents in our charter and bylaws as of the date of the merger agreement for acts and omissions occurring at or prior to the effective time of the merger shall survive the merger and for six years after the effective time of the merger and shall not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

Prior to the closing we have agreed to buy “tail” insurance coverage covering a period of six years after the effective time of the merger at a cost of no greater than $295,000 to provide coverage for acts and omissions occurring at or prior to the effective time of the merger to our officers and directors immediately before the effective time of the merger that is at least equal to our existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than our existing insurance coverage. This insurance will be prepaid and non-cancelable by Kimball or the surviving corporation.

Consents and Approvals

We have agreed, as has Kimball, to promptly apply for or otherwise seek, and use our commercially reasonable efforts to timely obtain all consents and approvals of governmental entities required for the merger. We have agreed to consult and cooperate with each other in making filings required under the Hart Scott Rodino Act and to respond on a timely basis to all requests for additional information. We and Kimball have each agreed to take commercially reasonable actions to permit the merger to be consummated as promptly as possible without challenge by the Federal Trade Commission or the Department of Justice.

Public Announcements

We have agreed with Kimball and Gator to consult with each other and give each other a reasonable opportunity to review and consent before issuing any press release or making any other public announcement pertaining to the merger, except as may be required by applicable law. We have also agreed to consult with

Kimball before issuing any press release or making other public announcements about our earnings or results of operations, except as may be required by law or any quotation requirement of the OTC Bulletin Board, and in that circumstance to make reasonable efforts to consult with Kimball.

Termination of Benefit Plans; Employee Benefits Matters

Effective no later than the day immediately preceding the closing of the merger, we will terminate our group severance, separation and salary continuation plans, programs and arrangements. Unless we receive notice from Kimball otherwise, we will also terminate any and all plans intended to include a 401(k) arrangement.

As soon as practicable after the effective time of the merger, Kimball will provide our employees who remain employed after the effective time with similar types and levels of employee benefits as those provided to similarly situated employees of Kimball although nothing will preclude Kimball from maintaining one or more of our benefit plans and programs for a transition period following the effective time. Kimball has agreed to give our employees who remain employed after the effective time credit for service with us for purposes of eligibility to participate and vesting in benefit plans of Kimball. Kimball has also agreed to use commercially reasonable efforts with respect to aspects of group health plan coverage for our employees who remain employed after the effective time.

Cash Deposit by Kimball

At the same time as, and contingent upon the closing of the merger, Kimball will deposit with us a sufficient amount of cash to be applied to (i) the purchase and extinguishment of all of our Senior Secured Notes due 2009, (ii) repay in full and extinguish our revolving credit facility, (iii) satisfy and extinguish all severance, change in control and other employment termination related expenses not to exceed $1.1 million, (iv) pay for reasonable fees and expenses incurred by us in connection with the merger and transactions contemplated by the merger agreement, including fees of our legal counsel, financial advisors, agents in connection with the tender offer for our Senior Secured Notes due 2009 and accountants, but not in the aggregate more than $1,700,000. At the closing, Kimball may elect to pay some of these amounts directly to the party owed instead of depositing funds with us for payment.

Debt Tender Offer

The merger agreement required us to commence on or about December 22, 2006 a cash tender offer to purchase at least 97% of our Senior Secured Notes due 2009 at a 12.5% discount to par value. This tender offer was commenced pursuant to the terms of the merger agreement on December 22, 2006.

We are required by applicable law and the terms of the merger agreement to comply with all legal requirements pertaining to our tender offer, including making any necessary amendments or supplements to the tender offer materials in order to meet our obligations under federal securities laws. We are required to notify Kimball if any such additional information is required.

Conditions to Completing the Merger

Conditions to Kimball’s and Gator’s Obligations. The obligations of Kimball and Gator to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	as of the closing of the merger, our representations and warranties which are qualified by materiality or material adverse effect or words with similar meaning shall be true and correct and our representations and warranties that are not so qualified shall be true and correct in all material respects;

•	we shall have performed and complied in all material respects with all of our obligations required to be performed by us under the merger agreement on or prior to the closing date of the merger, including the successful completion of a cash tender offer for our outstanding Senior Secured Notes due 2009;

•	no material adverse effect (as defined in the merger agreement) shall have occurred with respect to us since the date of the merger agreement;

•	we must provide an officers’ certificate regarding the satisfaction of the foregoing conditions;

•	stockholders holding no more than 5% of our outstanding common stock shall have perfected their appraisal rights under the Florida Business Corporation Act;

•	holders of at least 97% of our outstanding Senior Secured Notes due 2009 have been validly and irrevocably tendered pursuant to our cash tender offer;

•	no action, suit or proceeding before any governmental entity shall be in effect which has the effect of making the merger illegal or otherwise prohibiting the merger;

•	the merger agreement must have been adopted, and the merger approved, at a special meeting of our stockholders by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote;

•	any applicable waiting periods under the Hart Scott Rodino Act and under any other applicable antitrust laws or other applicable material laws shall have expired or been terminated; and

•	if the Securities and Exchange Commission has reviewed or provided comments on this proxy statement, such comments and any related issues or matters have been resolved.

Conditions to Our Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	as of the closing of the merger, each of the representations and warranties of Kimball and Gator which are qualified as to materiality shall be true and correct and all other representations and warranties not so qualified shall be true and correct in all material respects;

•	Kimball and Gator shall have performed, and complied in all material respects with, all of the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger, including payment of the merger consideration to the paying agent;

•	Kimball and Gator must provide an officers’ certificate regarding the satisfaction of the foregoing conditions;

•	no action, suit or proceeding before any governmental entity shall be in effect which has the effect of making the merger illegal or otherwise prohibiting the merger;

•	the merger agreement must have been adopted, and the merger approved, at a special meeting of our stockholders by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote;

•	any applicable waiting periods under the Hart Scott Rodino Act and under any other applicable antitrust laws or other applicable material laws shall have expired or been terminated; and

•	if the Securities and Exchange Commission has reviewed or provided comments on this proxy statement, such comments and any related issues or matters have been resolved.

Any or all of the conditions to the closing of the merger that have not been satisfied may be waived by the parties, other than conditions that are required by law (such as (i) that the merger agreement shall be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote, (ii) that all material required governmental consents, actions, filings or notices shall have been made, obtained or effected and (iii) that no governmental order or law shall be in effect that prevents or restricts the merger).

Termination

The merger agreement may be terminated and the merger abandoned prior to the effective time of the merger as follows:

•	we and Kimball may terminate the merger agreement by mutual written consent at any time prior to the closing of the merger, in each case as authorized by our respective board of directors;

•	we or Kimball may terminate the merger agreement if a governmental entity with valid jurisdiction has issued a final and nonappealable order, decree or ruling or taken other action to permanently stop or otherwise prohibit the merger;

•	we or Kimball may terminate the merger agreement if approval of the merger is not obtained from our stockholders (unless the failure to obtain approval of our stockholders is caused by our action or failure to act that is a material breach of our obligations under the merger agreement);

•	we may terminate the merger agreement with our board of director’s approval if our board of directors has concluded in good faith with respect to the merger that because of the receipt of a superior acquisition proposal a change of recommendation is required in order for the board to comply with its fiduciary duties to our stockholders under applicable law; provided, that, immediately following such termination, we pay the termination fee and expenses (discussed below) to Kimball, and enter into a definitive agreement with respect to the superior acquisition proposal and provided that we have complied with our obligations regarding no solicitation in the merger agreement;

•	Kimball may terminate the merger agreement if we, or any of our representatives, violate in any material manner any of the no solicitation provisions of the merger agreement, unless we cure such breach within three business days after notice from Kimball;

•	Kimball may terminate the merger agreement if we have suffered a material adverse effect as defined in the merger agreement since the date of the merger agreement;

•	Kimball may terminate the merger agreement if any of the following have occurred:

•	we fail to include in this proxy statement the unanimous recommendation of our board of directors that our stockholders vote in favor of the adoption of the merger agreement;

•	we enter into any agreement, letter of intent or similar document accepting any acquisition proposal;

•	a tender offer or exchange offer related to our securities is started by a third party and we fail to announce our opposition to such offer within ten business days after such acquisition proposal is announced; or

•	our board of directors or any committee of our board of directors either:

•	makes a recommendation change adverse to Kimball;

•	approves or recommends an acquisition proposal; or

•	fails to reaffirm publicly its recommendation to our stockholders that they approve the merger agreement and the merger within ten days after Kimball’s written request to do so;

•	we may terminate the merger agreement if prior to the effective time of the merger, there shall have occurred, on the part of Kimball, a material breach of any representation or warranty that is not qualified by materiality or a breach of any representation or warranty that is qualified by materiality, or a material breach of any covenant or agreement contained in the merger agreement, in each case which is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by us to Kimball provided that we are not also in material breach of the merger agreement and that during the thirty day period Kimball is using commercially reasonable efforts to cure such breach;

•	Kimball may terminate the merger agreement if prior to the effective time of the merger, there shall have occurred, on our part, a material breach of any representation or warranty that is not qualified by materiality or a breach of any representation or warranty that is qualified by materiality, or a material breach of any covenant or agreement contained in the merger agreement, in each case which is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by Kimball to us, provided that Kimball is not also in material breach of the merger agreement and that during the thirty day period we are using our commercially reasonable efforts to cure such breach; and

•	we or Kimball may terminate the merger agreement if the closing of the merger shall not have occurred on or before March 31, 2007 (unless the failure to close results primarily from the party that elects to terminate because it has breached a material obligation contained in the merger agreement).

Fees and Expenses; Termination Fee

Subject to certain exceptions, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the merger. We will pay all costs for the printing and mailing of this proxy statement and all fees of the Securities and Exchange Commission related to the merger.

We have agreed to pay Kimball a termination fee of $150,000 and to reimburse Kimball for certain documented out-of-pocket fees and expenses in the aggregate not to exceed $350,000 if the merger is terminated for the following reasons:

•	by us if, at any time prior to obtaining approval of the merger from our stockholders, our board of directors has approved, adopted or recommended, or we have executed or entered into a definitive agreement with respect to, a superior acquisition proposal;

•	by Kimball if any of the following have occurred:

•	we fail to include in this proxy statement the unanimous recommendation of our board of directors that our stockholders vote in favor of the adoption of the merger agreement;

•	we enter into any agreement, letter of intent or similar document accepting any acquisition proposal;

•	an acquisition proposal is publicly announced and we fail to issue a press release announcing our opposition to such acquisition proposal within ten business days after such acquisition proposal is announced; or

•	our board of directors or any committee of our board of directors either:

•	makes a recommendation change adverse to Kimball;

•	approves or recommends an acquisition proposal; or

•	fails to reaffirm publicly its recommendation to our stockholders that they approve the merger agreement and the merger within ten days after Kimball’s written request to do so;

•	by us if we terminate the merger agreement with our board of director’s approval after our board of directors changes its recommendation in light of receipt of a superior acquisition approval in accordance with the terms of the merger agreement;

•	by us or Kimball because either approval of the merger is not obtained from our stockholders or the closing of the merger shall not have occurred on or before March 31, 2007, and

•	at any time after the date of the merger agreement and prior to such termination, an acquisition proposal shall have been publicly announced and not definitively withdrawn, and

•	prior to the twelve month anniversary of the termination of the merger agreement, we either enter into a letter of intent or a definitive agreement with respect to an acquisition proposal or we consummate an acquisition.

Amendment

The merger agreement may be amended only by written agreement of Kimball, Gator and us.

Assignment

No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the non-assigning parties with the exception of Kimball assigning to a subsidiary.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded on the OTC Bulletin Board under the symbol “RPRN.” The high and low closing prices of our common stock, as reported by the OTC Bulletin Board, were as follows for the quarterly periods indicated. The OTC Bulletin Board market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of January 3, 2007, there were approximately 1,200 holders of our common stock. We have never declared or paid any cash dividends on our common stock.

Year Ended December 31, 2004	High	Low
Fiscal Quarter Ended March 31, 2004	$13.00	$10.50
Fiscal Quarter Ended June 30, 2004	$11.61	$6.75
Fiscal Quarter Ended September 30, 2004	$8.65	$6.25
Fiscal Quarter Ended December 31, 2004	$8.45	$6.98

Year Ended December 31, 2005
Fiscal Quarter Ended March 31, 2005	$7.05	$4.70
Fiscal Quarter Ended June 30, 2005	$4.60	$0.80
Fiscal Quarter Ended September 30, 2005	$1.30	$0.40
Fiscal Quarter Ended December 31, 2005	$0.59	$0.22

Year Ending December 31, 2006
Fiscal Quarter Ended March 31, 2006	$1.32	$0.40
Fiscal Quarter Ended June 30, 2006	$2.30	$0.60
Fiscal Quarter Ended September 30, 2006	$0.85	$0.43
Fiscal Quarter Ending December 31, 2006(1)	$0.68	$0.45

(1)	The highest stock price during this quarter ($0.68) occurred after we announced the execution of the merger agreement on December 18, 2006. On December 15, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price of our common stock was $0.66 per share.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were a total of 5,020,000 shares of Reptron common stock outstanding on January 3, 2007. The following table shows the amount of Reptron common stock beneficially owned (unless otherwise indicated) as of the close of business on January 3, 2007 by: (1) any person who is known by Reptron to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each of Reptron’s directors, (3) our Chief Executive Officer and President and each of the Named Executive Officers for the fiscal year ended December 31, 2006 and (4) all directors and executive officers of Reptron as a group. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

	Shares of Reptron Common Stock Beneficially Owned(1)
	Number		Percent
Directors and Named Executive Officers (2)

Robert C. Bradshaw	20,000	(3)	*
Charlie J. Crep	10,053	(4)	*
Linda Guma	0		*
Steven A. Johnson	10,008	(4)	*
William J. Kullback	20,000	(3)	*
Paul J. Plante	242,024	(5)	4.8
Charles L. Pope	45,000	(3)	*
Harold L. Purkey	70,600	(6)	1.4
Carl R. Vertuca, Jr.	36,666	(3)	*
All directors and executive officers as a group (10 persons)	454,351		9.1

Shareholders

Bay Harbour Management L.C. (7) 885 Third Avenue, 34th Floor New York, NY 10022	750,000		14.9
Deephaven Capital Management (8) 130 Cheshire Lane, Suite 102 Minnetonka, MN 55305	485,132		9.7
Couchman Partners, L.P (9) c/o Hedge Fund Services (BVI) Limited James Frett Building, PO Box 761 Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	476,000		9.5
Gryphon Master Fund, L.P. (10) 100 Crescent Court, Suite 490 Dallas, TX 75201	468,829		9.3
Southpaw Asset Management LP (11) Four Greenwich Office Park Greenwich, CT 06831	377,667		7.5
QVT Financial LP (12) 527 Madison Ave., 8th Floor New York, NY 10022	343,559		6.9

*	Less than 1% of the outstanding common stock.
(1)

Applicable percentage of ownership is based on 5,020,000 shares of common stock outstanding as of January 3, 2007 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after January 3, 2007 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The beneficial owner has sole voting and investment powers with respect to such shares unless otherwise noted.

(2)	Except as otherwise noted, the address of the directors and officers is in care of Reptron Electronics, Inc., 13700 Reptron Blvd., Tampa, FL 33626.
(3)	All shares beneficially owned pursuant to stock options.
(4)	Includes 10,000 shares beneficially owned pursuant to stock options.
(5)	Includes 240,000 shares beneficially owned pursuant to stock options.
(6)	Includes 70,000 shares beneficially owned pursuant to stock options.
(7)	The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on December 29, 2006. Bay Harbour Management LC acts as investment manager for Trophy Hunter Investments, Ltd. and shares voting and dispositive power in the shares with Trophy Hunter Investments Ltd. Bay Harbour Holdings, LLC is the general partner of Trophy Hunter Investments Ltd. Each of these parties may be deemed to beneficially own the shares.
(8)	The number of shares shown in the table is based upon a Form 4 filed with the Securities and Exchange Commission on April 3, 2006.
(9)	The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 21, 2006. Coachmen Capital Services, LLC and Jonathan Coachman may also be deemed to beneficially own these shares.
(10)	The number of shares shown in the table is based upon a Form 4 filed with the Securities and Exchange Commission on November 8, 2006. Based on a Schedule 13D filed with the Securities and Exchange Commission on April 27, 2005, voting and investment power is shared with Gryphon Management Partners, LP, Gryphon Advisors, LLC and E.B. Lyon, IV, who may also be deemed to beneficially own these shares.
(11)	The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on May 18, 2006. Southpaw Asset Management LP is the investment manager to Southpaw Credit Opportunity Master Fund LP. Southpaw Holdings LLC is the general partner of Southpaw Management. Kevin Wyman and Howard Golden are principals of Southpaw Holdings LLC. Each of these parties may be deemed to beneficially own the shares with sole voting and dispositive power.
(12)	The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on March 3, 2006. QVT Financial LP (“QVT”) shares voting and investment power. QVT is the investment manager for QVT Fund LP which beneficially owns 275,744 shares. QVT Financial GP LLC beneficially owns 343,559 shares and QVT Associates GP LLC beneficially owns 275,744 shares.

FUTURE STOCKHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act provides that certain stockholder proposals must be included in our proxy statement for our annual meeting. We will hold an annual meeting in 2007 if the merger is not completed. If such annual meeting is held, for a proposal submitted pursuant to Rule 14a-8 of Regulation 14A to be considered for inclusion in the proxy statement for the 2007 annual meeting, it must have been received by us at our principal executive offices not later than December 21, 2006 and stockholders must have otherwise complied with the applicable provisions of the Exchange Act and our bylaws.

For any proposals not submitted in reliance upon Rule 14a-8 of Regulation 14A, the proxy holders will have discretionary authority to vote on any proposal that is presented at the 2007 annual meeting and not contained in our proxy materials for such meeting unless we receive notice of such proposal at our principal office no later than March 6, 2006.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other business to be presented at the special meeting. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that we do not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If we become aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

Our stockholders may read and copy any reports, statements or other information filed by us at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Securities and Exchange Commission: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [NOTICE DATE], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this proxy statement are forward-looking statements.

Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as our failure to obtain required stockholder approval or successfully complete the tender offer, or the occurrence of events that would have a material adverse effect on us or cause a material adverse change to our business or financial condition as described in the merger agreement. Additional risks and uncertainties relating to our operations include our ability to control costs and improve operating margins, our ability to utilize our excess capacity, our ability to increase our revenue from existing and new customers and our ability to keep existing large customers and suppliers. Please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for a more extensive discussion of factors that could cause actual results to differ materially from our expectations.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

KIMBALL ELECTRONICS MANUFACTURING, INC.

GATOR ELECTRONICS, INC.

and

REPTRON ELECTRONICS, INC.

Dated as of December 18, 2006

A-i

A-ii

A-iii

INDEX OF EXHIBITS

Exhibit A	Form of Articles of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation
Exhibit C	Form of Joint Press Release

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 18, 2006 (the “Agreement”), by and among KIMBALL ELECTRONICS MANUFACTURING, INC., an Indiana corporation (“Parent”), GATOR ELECTRONICS, INC, a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and REPTRON ELECTRONICS, INC, a Florida corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act, Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company; and

WHEREAS, each of the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (iii) has resolved to recommend the approval of the Merger and the adoption of this Agreement by the stockholders of the Company.

WHEREAS, each of the Board of Directors of Parent and Merger Sub have determined that the Merger is advisable and fair to, and in the best interest of, Parent and Merger Sub and their respective stockholders and the Board of Directors of Parent has resolved to adopt this Agreement, and the Transactions.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and in accordance with the terms and conditions of this Agreement and the applicable provisions of the Florida Business Corporation Act (the “Florida Business Corporation Act”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the relevant provisions of the Florida Business Corporation Act (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger, being the “Effective Time”), as soon as practicable after the Closing (as defined below) and on the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Squire, Sanders & Dempsey, L.L.P., 201 N. Franklin Street, Suite 2100, Tampa, Florida 33602, at a time and date to be specified by the parties hereto, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws of Surviving Corporation.

(a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety in the form of Exhibit A and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation, subject to Section 5.8, until thereafter amended in accordance with the terms of such Articles of Incorporation and the law; provided, however, that as of the Effective Time, the Articles of Incorporation shall provide that the name of the Surviving Corporation is “Gator Electronics, Inc.”

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated in the form of Exhibit B to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8, until thereafter amended in accordance with the law, the Articles of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “Gator Electronics, Inc.”

1.5 Directors and Officers of Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.

1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in the amount of $0.68 (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration in respect of all Company Common Stock entitled thereto and the aggregate amount of cash to be issued to holders of In-the-Money Options (as defined in Section 1.6(d)(ii) pursuant to Section 1.6(d), the “Merger Consideration”). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Unvested Shares”), then the portion of the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The portion of the Merger Consideration payable upon conversion of any Unvested Share shall be withheld by the Paying Agent and paid by the Paying Agent to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement, if applicable.

(b) Cancellation of Treasury and Parent-Owned Shares. All Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (the “Company Stock Options”), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company, including the Gator Electronics, Inc. Stock Option Plan (as may be amended from time to time, the “Company Stock Plans”), insofar as they relate to Company Stock Options, shall be terminated as follows:

(i) At the Effective Time, each Out-of-the-Money Option (as defined below) shall be terminated in its entirety without consideration therefor, and the holder of each Out-of-the-Money Option shall have no further rights thereunder. Each Company Stock Option that has a per share exercise price greater than $0.68 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an “Out-of-the-Money Option.”

(ii) At the Effective Time, each In-the-Money Option (as defined below) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety and the holder of each In-the-Money Option shall be entitled to receive that amount of cash that is equal to the product of the number of shares of Company Common Stock issuable upon the exercise of such In-the-Money Option immediately prior to the Effective Time, multiplied by the excess by which $0.68 exceeds the per share exercise price of such In-the-Money Option. Each Company Stock Option that has a per share exercise price less than $0.68 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an “In-the-Money Option.” Promptly after the Effective Time (but not later than three (3) business days after the date on which the Effective Time occurs), Parent shall pay the In-the-Money Option holders the Merger Consideration specified in this Section 1.6(d)(ii).

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 1302 of the Florida Business Corporation Act (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration payable for each such share of Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 1302, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 1302 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration payable for each such share of Company Common Stock, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the Florida Business

Corporation Act and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Florida Business Corporation Act. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.8 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Company Common Stock and In-the-Money Options to receive the portion of the Merger Consideration to which holders of Company Common Stock and In-the-Money Options shall become entitled pursuant to Section 1.6(a) and Section 1.6(d)(ii).

(b) Exchange Procedures. Promptly after the Effective Time (but not later than five (5) business days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of Company Common Stock, including holders of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented the outstanding shares of Company Common Stock converted into the right to receive the portion of the Merger Consideration payable for such Company Common Stock, (i) a letter of transmittal in customary form and approved by the Company prior to the Effective Time (which approval shall not be unreasonably withheld or delayed) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent and the Company shall reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or, if such shares are held in book-entry or other uncertified form, upon the entry through a book-entry transfer agent or the surrender of such Company Common Stock on a book entry statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements.), the holders of such Certificates formerly representing the Company Common Stock shall be entitled to receive an amount of cash (payable by check) equal to the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Certificate or Certificates, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective portion of the Merger Consideration to which the record holder of such Certificate is entitled by virtue thereof. Promptly following surrender of any such Certificates and the duly executed letters of transmittal, the Paying Agent shall deliver to the record holders thereof, without interest, the portion of the Merger Consideration to which such holder is entitled upon surrender of said Certificates, subject to the restrictions set forth herein.

(c) Payments with respect to Unsurrendered Company Common Stock; No Liability. At any time after twelve (12) months following the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration properly delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

(d) Transfers of Ownership. If the payment of the portion of the Merger Consideration to which such holder is entitled is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

(e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state or local tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.9 No Further Ownership Rights in Company Common Stock. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable with respect thereto; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, whether directly or indirectly), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in writing in the disclosure letter supplied by the Company to Parent, dated as of the date hereof (the “Company Disclosure Letter”), the statements contained in this Article II are true, correct and complete as of the date of this Agreement (except where another date is specified); provided, however, that the mere inclusion of an item on the Company Disclosure Letter shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed therein. Subject only to such exceptions as are set forth in the Company Disclosure Letter (which exceptions shall reference the specific section and, if applicable, subsection number of this Article II to which it applies, and any information disclosed in any such section or subsection shall be deemed to be disclosed only for purposes of such section or subsection, except to the extent is reasonably apparent that the disclosure contained in such section or subsection contains enough information regarding the subject matter of other representations and warranties contained in this Article II so as to qualify or otherwise apply to such other representations and warranties), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company (and any subsidiary) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company (and any subsidiary) is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 8.3(c)).

(b) The Company has no subsidiaries and does not own any shares of capital stock or other securities of any other person, except for such subsidiaries or persons, if any, so identified in Section 2.1(b) of the Company Disclosure Letter (which disclosure, if any, also sets forth the form of ownership and percentage voting and/or equity interest of the Company in any such person). Except as set forth in Section 2.1(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral, agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, or other legally binding instrument, obligation or commitment or undertaking of any nature (a “Contract”), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other person or any sale or other disposition of the capital stock or any of the assets or operations (except for sales of assets in the ordinary course of business) of any such person. Except as set forth in Section 2.1(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

(c) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Section 2.1(c) of the Company Disclosure Letter sets forth a true and complete list of each state in which the Company and each of its subsidiaries is qualified to do business as a foreign corporation.

2.2 Articles of Incorporation and Bylaws. The Company has previously furnished or made available to Parent (i) a complete and correct copy of its Amended and Restated Articles of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for any subsidiary of the Company, each as amended to date. The Company Charter Documents (and equivalent organizational documents of any subsidiary of the Company) are in full force and effect. Except as set forth in Section 2.2 of the Company Disclosure Letter, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), of the Company reflect all material action taken and authorizations made at such meetings, and the Company has delivered to the Parent copies of all such items (except for minutes and consents of the Company’s Board of Directors or any committee thereof relating to the transaction contemplated hereby). The Company (or any subsidiary of the Company) is not in violation of any of the provisions of the Company Charter Documents (or any equivalent organizational documents).

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value of $0.01 per share (“Company Preferred Stock”). At the close of business on September 30, 2006, (i) 5,020,000 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable; (ii) no shares of Company Common Stock were held by any subsidiary of the Company; (iii) no shares of Company Common Stock were held in treasury by the Company or by any subsidiary of the Company; (iv) 500,000 shares of Company Common Stock were reserved for issuance upon the exercise of options to purchase Company Common Stock under the Company Stock Plans. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option or grant of Unvested Shares, as applicable, outstanding as of the date of this Agreement: (i) the name of the optionee or holder; (ii) the number of shares of Company Common Stock subject to such Company Stock Option or grant of Unvested Shares; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option or Unvested Shares was granted; (v) the applicable vesting schedule and the vesting of the forfeiture provisions for the Unvested Shares; (vi) the date on which such Company Stock Option expires; (vii) whether the exercisability of such Company Stock Option or vesting of such Unvested Shares will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration; and (viii) whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Unvested Share as a result of the Transactions or upon termination of employment or service of any person with the Company or with any of its subsidiaries following the Merger or otherwise. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). All repurchases of Company Common Stock have been made in compliance with all applicable Legal Requirements. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof), including, without limitation, the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b) Except as set forth in Section 2.3(a), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as disclosed in Section 2.3(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries. There are no voting trusts, proxies, rights plans, anti-takeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

(c) True, correct and complete copies of each of the Company Stock Plans, the standard form of all agreements and instruments relating to or issued under the Company Stock Plans or that differ in any material respect from such standard form agreements, and agreements relating to Unvested Shares, have been furnished or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being furnished to Parent, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those furnished or made available to Parent.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (i) with respect to the Merger, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval (the “Proxy Statement”) if and to the extent required by applicable law, (ii) the filing of the Articles of Merger as required by the Florida Business Corporation Act, and (iii) such filings as may be required under, and in compliance with the other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law (as hereinafter defined). The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement at which a quorum is present in accordance with applicable law is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement under applicable Legal Requirements and the Company Charter Documents (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any material Encumbrance (as defined below) on any of the material properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries,

(iii) subject, (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 2.4, conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iv) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (iii) or (iv), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Company; or (B) prevent or materially delay consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement. “Encumbrance” means, with respect to any asset, mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act of 1933, as amended (the “Securities Act”) and Blue Sky Laws (as defined below).

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, such filings as may be required under, and compliance with the other applicable requirements of the HSR Act or other applicable Antitrust Laws, and the filing and recordation of the Articles of Merger as required by the Florida Business Corporation Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the Company from performing its obligations under this Agreement.

2.6 Compliance; Permits.

(a) Except as set forth in Section 2.6(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirement applicable to the Company or any of its subsidiaries (including the FDCA and the FDA regulations) or by which its or any of their respective properties is bound, or (ii) any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected.

(b) The Company (or any subsidiary) holds all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (including the FDA) which are required for the operation of the business and the holding of the properties of the Company (or any such subsidiary), including those relating to Environmental and Safety Laws (as defined in Section 2.16(a)) and Hazardous Materials Activities (as defined in Section 2.16(b)) (each, a “Company Permit” and collectively, the “Company Permits”). The Company Permits are valid and in full force and effect, and the Company (or any subsidiary) is in compliance in all material respects with all covenants, terms and conditions of such Company Permits. To the knowledge of the Company, no circumstances exist which could cause any such Company Permits to be revoked, modified, or rendered non-renewable (other than for failure to pay a required permit fee). Section 2.6(b) of the Company Disclosure Letter sets forth all of the Company Permits held by the Company (or any subsidiary).

2.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished each form, report, schedule, registration statement and definitive proxy statement required to be filed or furnished by the Company with or under the Securities Act or the Exchange Act (the “SEC Reports”). Except as set forth in Section 2.7(a) of the Company Disclosure Letter, since February 4, 2003 the SEC Reports (i) were filed or furnished on a timely basis, (ii) were prepared in material compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file or furnish any reports or other documents with the SEC.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (the “Financial Statements”) (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q) and fairly presented and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or significance. Except as reflected in the Financial Statements, neither the Company nor any of its subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Interim Balance Sheet (as defined below) have been established in accordance with GAAP consistently applied. At September 30, 2006 (the “Interim Balance Sheet Date”), there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the balance sheet as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) as required by Statement No. 5. The Financial Statements comply in all material respects with the requirements of the American Institute of Certified Public Accountants’ Statement of Position 97-2. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date requiring public reporting, a report to the audit committee or is otherwise material. The books and records of the Company and each of its subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements.

(c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management, including the principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the SEC Reports. Based on the most recent evaluation by the Company’s Chief Executive Officer and Chief Financial Officer, and to the best of the knowledge of the Company’s Chief Executive Officer and Chief Financial Officer, there are no “significant deficiencies” in the design or operation of the Company’s internal controls and procedures which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial data or any “material weaknesses” in the Company’s internal controls. As used in this section, a “significant deficiency” in controls means a control deficiency that adversely affects the Company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. As used in this section, a “material weakness” in controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. To the Company’s knowledge, there is no fraud, whether or not material, that involves any Employee (as defined in Section 2.11(a)(v)) who has a significant role in the Company’s internal controls and procedures.

(e) To the Company’s knowledge, each of Kirkland, Russell, Murphy & Tapp and Grant Thornton LLP (each, an “Independent Auditor”), which auditor has expressed its opinion, as applicable, with respect to the financial statements of the Company and its subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003 and for each of the fiscal years in the three fiscal year period ended December 31, 2005 included in the SEC Reports (including the related notes), is “independent” (under applicable rules then in effect) with respect to the Company (and any subsidiary) within the meaning of Regulation S-X since the appointment of each Independent Auditor in that capacity. The Company is in compliance with the applicable criteria of eligibility for continued quotation of the Company Common Stock on the Over-the-Counter Bulletin Board (the “OTCBB”) and has not received any notice from the National Association of Securities Dealers asserting any non-compliance with such rules and regulations.

(f) Except as set forth on Section 2.7(f) of the Company Disclosure Letter, no Employee or attorney representing the Company (or any subsidiary), whether or not employed by the Company (or any such subsidiary), has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty, fraudulent conduct or similar violation by an Employee or agent (while acting in that capacity).

2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent, direct, indirect, or otherwise) (collectively, “Liabilities”) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected in the Interim Balance Sheet, (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices and which, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Legal Requirement, (iii) Liabilities not prohibited under Section 4.1 hereof or (iv) Liabilities incurred in connection with this Agreement or the Transactions.

2.9 Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Disclosure Letter, since the Interim Balance Sheet Date there has not been, occurred or arisen: (a) any event or condition of any character that, to the knowledge of the Company, has had or is reasonably expected to have a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (c) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock; (d) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any Employee (except for increases in the ordinary course of business consistent with past practice in the base salaries of non-officer Employees in an amount that does not exceed for four percent (4%) of such base salaries per employee), of such base salaries per employee), or any payment by the Company or any of its subsidiaries of any bonus (except for bonuses made to current non-officer Employees in the ordinary course of business consistent with past practice or pursuant to any bonus plan furnished to Parent), or any entry by the Company or one of its subsidiaries into any Contract (or amendment of an existing Contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits; (e) any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP; (f) any revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (g) the incurring, creation or assumption of any material Encumbrance, any discharge of any Encumbrance or material liability which was not shown on the Interim Balance Sheet or incurred in the ordinary course of business since the Interim Balance Sheet Date, any material liability or obligation for borrowed money or any material liability or obligation as guaranty or surety with respect to the obligations of others; and (h) any announcement of, any negotiation by or any agreement by the Company, any of its subsidiaries, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (h) (other than negotiations or agreements with Parent and Merger Sub regarding the Transactions).

2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Letter, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (each, an “Action”) against the Company or any of its subsidiaries, or any of their respective properties or, to the Company’s knowledge, any of the executive officers or directors of the Company or any of its subsidiaries before any Governmental Entity or otherwise. Except as set forth in Section 2.10 of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or to the Company’s knowledge any of the executive officers or directors of the Company or any of its subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has furnished to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Section 2.10 of the Company Disclosure Letter. There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Board (or any committee thereof) or any third party at the request of the Board, or any Action with respect to, any financial, accounting, auditing, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct issues with respect to the Company or any of its subsidiaries.

2.11 Employee Benefit Plans.

(a) Definitions. Except as otherwise provided for herein, for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards or purchases, fringe benefits, loans, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation;

(iv) “DOL” shall mean the U.S. Department of Labor;

(v) “Employee” shall mean any current or former or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(vi) “Employment Agreement” shall mean each management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding, written or otherwise, between the Company or any ERISA Affiliate and any Employee;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ix) “FMLA” shall mean the Family and Medical Leave Act of 1993, as amended;

(x) “IRS” shall mean the U.S. Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.11(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, and each Employment Agreement. Except as set forth on Section 2.11(b) of the Company Disclosure Letter, the Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. The Company has not extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

(c) Documents. The Company has furnished or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, and each Employment Agreement including all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (IRS Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vi) all documents provided to any Employee or Employees relating to any Company Employee Plan in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices (or such forms and notices as required under comparable law); (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan, where applicable; (x) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts and group annuity contracts; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. To the best of the knowledge of the Company, the Company and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not, to the extent material, in default or violation of, and neither Company nor its ERISA Affiliates have any knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Except as set forth in Section 2.7112.7(f) of the Company Disclosure Letter, to the best of the knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable U.S. Department of the Treasury (“Treasury”) Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the best of the knowledge of the Company, for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or could adversely affect the qualified status of such Company Employee Plan. To the best of the knowledge of the Company, no material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. To the best of the knowledge of the Company, there are no actions, suits or claims pending or, to Company’s or any ERISA Affiliates’ knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could reasonably be expected, individually or in the aggregate, to cause material liability to the Company. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than routine administration expenses incurred with respect to any such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending or to Company’s or any of its ERISA Affiliates’ knowledge threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company and its ERISA Affiliates have each timely made all contributions and other payments required by and due under the terms of each Company Employee Plan to the extent any failure, individually or in the aggregate, would result in material Liabilities to the Company.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or could have any obligation to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Company nor any Company subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 2.11 (e), no Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g) Deferred Compensation Compliance. To the best of the Company’s knowledge and unless otherwise disclosed on the Company Disclosure Letter, no compensation shall be includable in the gross income of any Employee as a result of the application of Section 409A of the Code.

(h) No Post-Employment Obligations. Except as set forth in Section 2.11(h) of the Company Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide retiree insurance or other benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree insurance or other benefits, except to the extent required by applicable law.

(i) Effect of Transaction.

(i) Except as set forth in Section 2.11(i)(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions or any termination of employment or service in connection therewith will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee other than accrued payments (each, a “Benefit”).

(ii) No Benefit could give rise, directly or indirectly, to the payment of any amount that could reasonably be expected to be (i) non-deductible to Company under Section 280G of the Code, (ii) characterized as a “parachute payment” within the meaning of Section 280G of the Code or (iii) subject to the excise Tax under Section 4999 of the Code. The Company is not, nor has it ever been, a party to or bound by any Tax indemnity agreement or any other agreement that will require Parent or the Surviving Corporation to “gross-up” or otherwise compensate any Employee because of the imposition of any excise Tax. Section 2.11(i)(ii) of the Company Disclosure Letter lists as of the date of this Agreement each person who the Company reasonably believes is, with respect to the Company, any Company subsidiary and/or any ERISA affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(j) Employment Matters. To the knowledge of the Company, the Company: (i) is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, discrimination in employment, worker classification, and wages, benefits, hours, working conditions and occupational safety and health and employment practices, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, benefits, salaries and other payments to Employees; (iii) except for one week accrual of wages, is not liable for any arrears of wages, salaries, commissions, bonuses, benefits or other compensation due or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other retiree benefits, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.11(j) of the Company Disclosure Letter and to the Company’s knowledge, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. Except as set forth in Section 2.11(j) of the Company Disclosure Letter, the employment of each Employee is terminable at the will of the Company or its ERISA Affiliates and any such termination would result in no liability to the Company or to any ERISA Affiliate.

(k) Labor. To the knowledge of the Company, no work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. Except as set forth in Section 2.11(k) of the Company Disclosure Letter, the Company does not know of any current activities or proceedings of any labor union to organize any Employees or of any such activities or proceedings within the preceding three (3) years.

Except as set forth in Section 2.11(k) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any wage, benefit, medical or family leave, labor, safety or discrimination matters involving any Employee, including charges of wage and/or hour violations, unfair labor practices, discrimination, or wrongful termination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(l) Disability or Other Leave. The Company has furnished to Parent a list as of the date of this Agreement showing the number of Employees who are not fully available to perform work because of disability or other leave and also lists, with respect to each such Employee, the basis of such disability or leave.

(m) WARN Act. To the knowledge of the Company, the Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state laws including applicable provisions of state law. All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws including applicable provisions of the California Labor Code, have been paid.

(n) Employee Information. The Company and any subsidiary has furnished or made available to Parent a true, correct and complete list compiled within ten (10) days prior to the date of this Agreement of the names of all current officers, directors, and employees of the Company and each subsidiary showing each such person’s name, position, date of hire, and each such person’s annualized salary and target commission (as applicable), status as exempt/non-exempt, status as full-/part-time, target bonus(es) and fringe benefits for the current fiscal year and the most recently completed fiscal year.

2.12 Proxy Statement. The Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as hereinafter defined) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting, which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

2.13 Restrictions on Business Activities. Except as set forth in Section 2.13 of the Company Disclosure Letter, there is no Contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

2.14 Title to Property.

(a) Owned Real Property. Section 2.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Estate”) and the location of the premises.

(b) Leased Real Property. Section 2.14(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased by or from the Company or any of its subsidiaries, or otherwise used or occupied by the Company or any of its subsidiaries (the “Leased Real Estate” and, together with the Owned Real Estate, the “Company Real Estate”), the name of the lessor, sublessor, master lessor and/or lessee, the date and term of the lease, sublease or other occupancy right and each amendment thereto, and the aggregate annual rental payable thereunder. Section 2.14(a) of the Company Disclosure Letter sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Estate, including all amendments, terminations and modifications thereof (the “Real Estate Leases”). All such Real Estate Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company’s knowledge, any other party thereto. Neither the Company nor any of its subsidiaries subleases any real property to any person or entity other than the Company and its subsidiaries.

(c) Neither the operations of the Company nor any of its subsidiaries on the Owned Real Estate nor, to the Company’s knowledge, such Leased Real Estate, violate in any material respect any law relating to the particular property or such operations. Except as set forth in Section 2.14(c) of the Company Disclosure Letter, the Company or its subsidiaries currently occupies all of the Company Real Estate for the operation of its business and there are no other parties occupying, or with a right to occupy, the Company Real Estate. The Company or its subsidiaries has performed all of their obligations under any termination agreements pursuant to which the Company or its subsidiaries has terminated any leases or subleases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases or subleases. Section 2.14(b) of the Company Disclosure Letter sets forth a list of all material leasehold improvements and other material property, plant and equipment, real, personal and mixed, used or held for use by the Company and its subsidiaries in their business operations as of the Interim Balance Sheet Date. Such list sets forth, with respect to such material property, plant and equipment (including leasehold improvements) the asset identification, location, acquisition date, original cost, accumulated depreciation and net book value.

(d) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets used or held for use in its business as of the date of this Agreement, free and clear of all Encumbrances except for (i) Encumbrances for Taxes (as herein defined) not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) statutory Encumbrances which arise in the ordinary course of business, are not material in amount and do not materially impair the Company’s or its subsidiaries’ ownership or use of such properties and assets, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, (iv) liens securing indebtedness that are reflected on the Interim Balance Sheet, or (v) defects in title, easements, restrictive covenants and similar Encumbrances that individually, or in the aggregate, could not reasonably be expected to materially impact the Company’s use of the property (each of (i), (ii), (iii), (iv) and (v) a “Permitted Encumbrance”).

(e) All the plants, structures, Company Real Estate and material equipment of the Company and its subsidiaries, are in good operating condition and repair, ordinary wear and tear excepted, and are otherwise suitable for the conduct of business as currently conducted and as presently proposed to be conducted.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes”, means (i) any and all federal, state and local taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Since January 1, 2003, the Company and each of its subsidiaries have timely filed all federal, state and local returns, forms, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns. All Returns were complete and accurate in all material respects and have been prepared in all material respects in compliance with all applicable Legal Requirements. The earliest Tax period of the Company or any of its subsidiaries for which the statute of limitations is still open is the [calendar] year 2003 (the “Open Date”). The Company has made available to Parent correct and complete copies of all United States federal income and state income and franchise Tax Returns filed with respect to Tax periods ending on or after the Open Date and any other Returns with respect to pending or outstanding matters, all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries.

(ii) Except as set forth in Section 2.15(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax. For purposes of this Section 2.15(b)(ii) only, “material Tax” and “material Tax deficiency” shall mean any individual Tax or Tax deficiency of an amount greater than $50,000.

(iii) Except as set forth in Section 2.15(b)(ii) of the Company Disclosure Letter, no audit, or pending audit of, or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) No unresolved adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

(v) Neither the Company nor any of its subsidiaries has any material liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, whether or not shown on any Return, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no claims for Taxes being asserted against the Company or any of its subsidiaries that have resulted in, and there are no, Encumbrances with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Encumbrances which are not, individually or in the aggregate, material, or customary Encumbrances for Taxes not yet due and payable.

(vi) Except as set forth on Schedule 2.15(vi) there is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any Employee that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(vii) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, nor does the Company or any of its subsidiaries have any liability or potential liability to another party under any such agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state or local law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state or local Tax purposes.

(viii) None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(ix) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(x) Neither the Company nor any of its subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xi) The Company for itself and for its subsidiaries has furnished or made available to Parent all documentation relating to any Tax holidays or related incentives utilized by the Company. The Company and its subsidiaries are in compliance with the requirements for such Tax holidays or related incentives.

(xii) Neither the Company nor any of its subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(xiii) The Company and each of its subsidiaries has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code), has, within the time and in the manner prescribed by law, withheld from Employee wages or compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Act, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Returns required to be filed.

2.16 Environmental Matters.

(a) Hazardous Material. Except as disclosed in Schedule 2.16(a) of the Company Disclosure Letter and except in compliance in all material respects with all Environmental and Safety Laws (as defined below), no underground storage tanks or underground improvements and no Hazardous Materials (as defined below) are present, (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, (ii) to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased. For purposes of this Section 2.16, “Environmental and Safety Laws” shall mean any applicable federal, state or local laws, ordinances, codes, regulations, rules, and orders which prohibit, regulate or control any Hazardous Material or that are intended to assure the protection of the environment, health or safety of Employees, workers or other persons, including the public. For the purposes of this Agreement,

“Hazardous Materials” shall mean any material or substance that is prohibited or regulated by Environmental and Safety Laws or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, mold, and urea formaldehyde.

(b) Hazardous Materials Activities. Except in compliance in all material respects with all Environmental and Safety Laws and in a manner that would not reasonably be expected to result in a material liability to the Company, neither the Company nor any of its subsidiaries has transported, transferred, recycled, treated, manufactured, distributed, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials or any product containing a Hazardous Material or any product manufactured with Ozone depleting substances (collectively “Hazardous Materials Activities”). Except as set forth in Section 2.16(b) of the Company Disclosure Letter, the Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Environmental Liabilities; Compliance with Environmental and Safety Laws. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. Except as set forth in Section 2.16(c) of the Company Disclosure Letter, the Company has no knowledge of any fact or circumstance which could reasonably be expected to involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability. Except as set forth in Section 2.16(c) of the Company Disclosure Letter or as would not result in a material liability to the Company, (i) neither the Company nor any of its subsidiaries has received any notice (verbal or written) of any noncompliance of its facilities, buildings or improvements located on any real property leased or owned by the Company or any of its subsidiaries either currently or in the past, or its past or present operations with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or to the Company’s knowledge threatened against the Company or any of its subsidiaries or any such property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any of its subsidiaries is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any analogous state or local laws arising out of events occurring prior to the Closing Date, (iv) to the Company’s knowledge, the facilities, buildings or improvements located on any real property leased or owned by the Company or any of its subsidiaries, either currently or in the past, and the Company’s and each of its subsidiaries’ uses and activities therein have at all times complied in all material respects with all Environmental and Safety Laws.

(d) Reports and Records. The Company has furnished to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Company’s material obligations pertaining to Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied in all material respects with all environmental disclosure obligations imposed by any Environmental and Safety Laws with respect to the Merger.

2.17 Brokers; Third Party Expenses. Except for the fees and expenses of Jefferies Broadview, neither the Company nor any of its subsidiaries or affiliates has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby, and except as contemplated by this Agreement Parent will not incur any such liability or charges, either directly or indirectly, as a result of this Agreement, the Merger or any act or omission of the Company, any of its subsidiaries or affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate as of the date of this Agreement of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions contemplated hereby, is set forth on Section 2.17 of the Company Disclosure Letter.

2.18 Intellectual Property.

(a) Section 2.18 of the Company Disclosure Letter lists all registered trademarks and applications therefore, registered copyrights and applications therefor, patents and patent applications, and the jurisdictions in which each of the foregoing was or is filed or registered, owned by the Company or any of its Subsidiaries. All necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. There are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 2.18(a) of the Company Disclosure Letter.

(b) Except as disclosed in Section 2.18(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, in each case free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or necessary to carry on its business as currently conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) To the knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person. Except as disclosed in Section 2.18(c) of the Company Disclosure Letter, (A) none of the Company or any of its Subsidiaries has received in the past five years any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries nor, to the knowledge of the Company, is there a reasonable basis for any such claim nor has there been pending in the past five years any such charge, complaint, claim, demand, or notice, (B) none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict that has not been settled or otherwise fully resolved, (C) to the knowledge of the Company, no other person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party, and to the knowledge of the Company there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party including any employee or former employee of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any license with respect to, any Intellectual Property that is or was owned by the Company or any Subsidiary and is necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, to any third party.

(e) Each of the Company and its Subsidiaries has taken reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder owned by the Company or its subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, and, to the knowledge of the Company, no rights to such Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries.

(f) “Intellectual Property” means all the intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations and derivations thereto, and patents, patent applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefore, including any modifications, extensions or renewals thereof), (D) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any person, (E) Internet domain names, and (F) moral rights, publicity rights and customer lists.

2.19 Contracts.

(a) Except as set forth in Section 2.19(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by:

(i) any Contract of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Company or any of its subsidiaries, other than any Contract entered into in connection with the sale or license of products manufactured by the Company for its customers (“Company Products”) in the ordinary course of business;

(ii) any Contract limiting in any respect the right of the Company or any of its subsidiaries to engage or participate, or compete with any person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, price reductions, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any person, or any Contract otherwise limiting the right of the Company or any of its subsidiaries to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(iii) any Contract relating to the disposition by the Company or any of its subsidiaries of a material amount of assets not in the ordinary course of business or pursuant to which the Company or its subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which the Company or any of its subsidiaries has any material ownership interest in any person, corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(iv) any distributor, reseller, original equipment manufacturer, sales representative, sales agency or manufacturer’s representative Contract (other than any Contract with the foregoing substantially based on the Company or any of its subsidiaries’ standard forms), or any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries, or any joint venture Contract or any other agreement that involves a sharing of revenues, profits, cash flows, expenses or losses with other persons or the payment of royalties to any other person, or any Contract providing for the development of any material software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any of its subsidiaries other than Contracts with Employees and individual consultants and independent contractors substantially based on the Company’s or any of its subsidiaries’ standard forms;

(v) any Contract pursuant to which the Company or any of its subsidiaries has deposited, or is required to deposit with an escrow holder any source code;

(vi) any Contract to authorize or license any third party to manufacture or reproduce any Company Product or any Contract to sell or distribute any Company Products except agreements with distributors, sales representatives or resellers substantially based on the Company’s or its subsidiaries’ standard forms;

(vii) any mortgages, indentures, guarantees, promissory notes, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (excluding standard invoice terms for payment of invoices in connection with the sale of Company Products), or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii) any settlement or litigation “standstill” agreement;

(ix) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

(x) any Contract for capital expenditures involving future payments by the Company over the next 12 months in excess of $50,000 in the aggregate;

(xi) any Contract pursuant to which the Company or any of its subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving future payments by the Company over the next 12 months in excess of $50,000 in the aggregate;

(xii) any Contract with any person with whom the Company or any of its subsidiaries does not deal at arm’s length;

(xiii) any Contract with any Governmental Entity (a “Government Contract”);

(xiv) any sales Contract constituting a “side letter” which commits the Company or any of its subsidiaries to deliver products or services on a “free of charge” basis to any customer in the future;

(xv) any Contract entitling third party (other than an Employee), to a commission or “finder’s fee” payable by the Company or any of its subsidiaries, other than agreements with distributors, sales representatives or resellers in substantially the form of the Company’s standard forms;

(xvi) any Contract pursuant to which the Company or any of its subsidiaries has future commitments related to the purchasing of services in excess of $100,000 in any one-year period;

(xvii) any non-ordinary course confidentiality, secrecy or non-disclosure Contract; or

(xviii) any Contract not otherwise disclosed in the Company Disclosure Letter, under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on the Company, that is (i) of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act, or (iii) otherwise material to the Company or any of its subsidiaries or their respective businesses, operations, properties, assets, financial condition, results of operations or cash flows.

(b) Except as set forth in Section 2.19(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither the Company nor any of its subsidiaries has received written, or to the Company’s knowledge, oral notice that it has actually or potentially breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are referenced in

Section 2.17 or are required to be disclosed in Sections 2.11(b)(i), 2.14(a), 2.18 or 2.19(a) of the Company Disclosure Letter (any such Contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate) and such actions would or could reasonably be expected to have a Material Adverse Effect. The Company or the applicable Company subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under any Company Contract. Each of the Company Contracts is in full force and effect, and has not been amended in any material respect. The Company has furnished to Parent true and correct copies of all Company Contracts and any Contracts the Company may have with its top twenty customers and suppliers, as measured by the dollar volume of business done individually with such customers and suppliers during the nine months ended September 30, 2006 and during the fiscal year ended December 31, 2005.

(c) To the knowledge of the Company and its subsidiaries, with respect to any Government Contract, there is, as of the date of this Agreement, neither an existing: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any of its subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its subsidiaries; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted defective pricing, disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any of its subsidiaries on a Government Contract; or (vi) claim or equitable adjustment by the Company or any of its subsidiaries relating to a Government Contract. Neither the Company nor any of its subsidiaries has any material liability for renegotiation of Government Contracts.

2.20 Insurance. Section 2.20 of the Company Disclosure Letter lists all insurance policies (including fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies) and/or fidelity bonds covering the assets, business, equipment, properties, operations, and Employees (collectively, the “Insurance Policies”) maintained by the Company and its subsidiaries and includes for each such Insurance Policy, the amount of the annual premium and the maximum coverage amounts per incident and per year. Each of Company and each subsidiary has furnished or made available to Parent true, correct and complete copies of all Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and to the knowledge of the Company the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies. The Company has not made any untrue statement about itself or its business in any application for insurance. To the knowledge of the Company all Insurance Policies remain in full force and effect, and neither the Company nor any of its subsidiaries has knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

2.21 Customers and Suppliers; Sales.

(a) Section 2.21(a) of the Company Disclosure Letter sets forth a list of the Company’s top twenty customers and suppliers, as measured by the dollar volume of business done individually with such customers and suppliers during the nine months ended September 30, 2006 and during the fiscal year ended December 31, 2005. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, there has not been any material change in the business relations of the Company and its subsidiaries with any such customers or suppliers. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received notice, written or otherwise, from any customer or supplier of the Company or any of its subsidiaries that said customer or supplier intends to terminate or materially change or modify, to the detriment of the Company or the applicable subsidiary, its business relationship with the Company or such subsidiary. Except as set forth in Section 2.21(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries have entered into any Contract or arrangement pursuant to which any other party is granted discounts, price protection or price reductions with respect to the sale of any of the Company Products or any similar term with the goal of the same.

(b) The backlog of the Company and its subsidiaries, compiled in the ordinary course of business consistent with past practice, as of November 30, 2006 for all accepted and unfulfilled orders for the sale of Company Products is set forth in Section 2.21(b) of the Company Disclosure Letter. Company Products have not been sold on a “sale on approval” basis, and there is no general understanding that merchandise in a material amount, in the aggregate, in the hands of any customer or customers would be returnable to Seller. Seller is not aware of any reason for the future returns experience of the Company and its subsidiaries to be materially different from prior experiences.

(c) Neither the Company nor any of its subsidiaries has sold or supplied any equipment, goods, material or systems which, to the knowledge of the Company, were defective in any material respect or which do not comply in all material respects with all warranties expressly or impliedly made by the Company. No recall or post-sale notice or warning is pending or, to the knowledge of the Company, threatened in connection with any Company Product and, to the knowledge of the Company, no basis exists for such a recall, notice or warning. With respect to the business of the Company and its subsidiaries, except as set forth in Section 2.21(c) of the Company Disclosure Letter, the Company Products are manufactured by the Company and/or its subsidiaries pursuant to the design specifications of the customers of the Company.

2.22 Pre-Bankruptcy Liabilities. Except as set forth in Section 2.22 of the Company Disclosure Letter, the Company and its subsidiaries are not subject to or bound by, nor are the assets or properties of the Company and its subsidiaries subject to, any Liabilities or obligations that are material to the Company and arose, were incurred or were imposed prior to the effective date of the Company’s Modified Second Amended Plan of Reorganization, dated as of January 14, 2004 and confirmed by the Bankruptcy Court of the Southern District of Florida.

2.23 Inventory. All items included in the inventory of the Company or any subsidiary are of a good and merchantable quality, or are suitable and usable for the manufacture of merchantable Company Products, and consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Company and its subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or the Interim Balance Sheet or on the books and records of the Company and its subsidiaries as of the Closing Date, as the case may be. Except as set forth in Section 2.23 of the Company Disclosure Letter, neither the Company nor any subsidiary is in possession of any inventory not owned by it, including goods already sold. Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. Work-in-process inventories are now valued, and will be valued on the Closing Date, according to GAAP.

2.24 Opinion of Financial Advisor. The Company has received the written opinion of its independent financial advisor that as of the date of this Agreement, the Per Share Merger Consideration is fair to the stockholders of the Company from a financial point of view, a signed copy of such opinion of which has been furnished to Parent.

2.25 Board Approval. The full Board, by resolutions duly adopted (and not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved, subject to Company Stockholder Approval of this Agreement, the Transactions, and (c) directed that adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement.

2.26 State Takeover Statutes. The Board has approved the Merger and this Agreement and taken all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Transactions, the “control-share acquisition” provisions of the Florida Business Corporation Act. No other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger, this Agreement or the Transactions.

2.27 Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the SEC Reports, since December 31, 2004, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows (such representations and warranties of Merger Sub to be true, correct and complete as of the date that Merger Sub executes and delivers the Agreement to the Company):

3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and Florida, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. , except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Articles of Merger as required by the Florida Business Corporation Act). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and consummation of the Transactions by Parent and Merger Sub will not, (i) conflict with or violate Parent’s or Merger Sub’s certificate or articles of incorporation or bylaws, each as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which their properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, prevent or delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and consummation of the Transactions by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements under the HSR Act, and the filing and recordation of the Articles of Merger as required by the Florida Business Corporation Act. To obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

3.4 Proxy Statement. None of the information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting, or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

3.5 Sufficient Funds. Parent has, and at all times will continue to have, sufficient funds available to pay the Merger Consideration (including the consideration payable pursuant to Section 1.6(d)) and to perform its other obligations pursuant to this Agreement. Parent has identified on Schedule 3.5 to this Agreement the source of funds to be used for the Merger Consideration, and no financing approvals or consents are needed with respect to the availability of such funds for the purposes intended therefore pursuant to this Agreement.

3.6 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.7 Advisors’ and Brokers’ Fees. Except for City Securities, no broker, investment banker, finder or financial advisor has been retained by, or is authorized to act on behalf of Parent or Merger Sub, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

3.8 No Share Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Common Stock.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld, delayed or conditioned), use reasonable best efforts to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable material Legal Requirements, (ii) except as may otherwise be set forth on Section 4.1 of the Company Disclosure Letter, pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), (iii) pay or perform other material obligations when due (subject to good faith disputes over such payments or performance), (iv) assure that each of its material Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, (ii) maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects, (iii) preserve intact its present business organization, (iv) keep available the services of its key Employees, and (v) preserve its existing relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings that are significant to the Company’s business. In addition, the Company shall promptly notify Parent of any event involving its or its subsidiaries’ businesses or operations occurring outside the ordinary course of business which could reasonably be expected to result in a Material Adverse Effect on the Company.

In addition, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as contemplated or required by this Agreement and except as provided in Section 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Stock Options or other rights granted under any Company Stock Plan or the vesting of the securities purchased or purchasable under such Company Stock Options or other rights or the vesting schedule or repurchase rights applicable to any Unvested Shares;

(b) Amend or change any other terms of Company Stock Options or Unvested Shares or other rights granted under the Company Stock Plans;

(c) Authorize cash payments in exchange for any Company Stock Options or other rights granted under Company Stock Plans or the securities purchased or purchasable under such Company Stock Options or rights;

(d) Grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee except pursuant to written agreements, policies or plans outstanding on the date hereof and identified in the Company Disclosure Letter, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

(e) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property, in each case other than in the ordinary course of business and consistent with past practice, or transfer or license from any person or entity any Intellectual Property other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company (i) license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell or transfer the ownership of, any Company Intellectual Property; or (ii) enter into any Contract (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (B) requiring the Company to use its “best efforts”, (C) limiting the right of the Company to engage in any line of business or to compete with any person, or (D) not otherwise in compliance with Section 4.1(f);

(f) Enter into any Contract (other than sales orders in the ordinary course of business in accordance with past practice) (i) requiring the Company to pay in excess of, or requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of, $100,000 individually, except for purchase orders to purchase materials necessary to fulfill non-cancelable customer orders, or (ii) requiring the Company to (A) provide a minimum amount of products or services with commitments over the life of such Contract in excess of $2 million, or (B) provide products or services at a later date at a fixed price obligating the Company to provide such products or services at such fixed price for a period of more than 12 months (except as set forth on Section 4.1(f) of the Company Disclosure Letter);

(g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(h) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of Unvested Shares at or below cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Per Share Merger Consideration;

(i) Except as set forth in Section 4.1(i) of the Company Disclosure Letter (provided that in no event shall the Company grant “below market options” as contemplated by Section 409A of the Code), issue, deliver, sell, purchase, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement;

(j) Cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

(l) Except as set forth in Section 4.1(l) of the Company Disclosure Letter, sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets, except for the sales of inventory in the ordinary course of business consistent with past practice;

(m) Except as set forth in Section 4.1(m) of the Company Disclosure Letter, make any loan, advance (other than business expense advances to Employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any person (other than investments in and capital contributions to any subsidiary that is directly or indirectly wholly-owned by the Company for the primary purpose of employing persons in a foreign country), incur any indebtedness for borrowed money (other than indebtedness for borrowed money under the Company Contracts listed in Section 2.19(a)(v) of the Company Disclosure Letter and incurred in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(n) Except as set forth in Section 4.1(n) of the Company Disclosure Letter, adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Company Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan; or add any new members to the Board;

(o)(i) Pay, discharge, settle or satisfy any Liabilities which are individually or in the aggregate material to the Company, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected in the Interim Balance Sheet or incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices, set forth on Section 2.8 of the Company Disclosure Letter or pursuant to Contracts furnished to Parent, or (ii) waive the benefits of, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any material Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

(p)(i) Enter into (unless otherwise not prohibited by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would otherwise not be prohibited by this Section 4.1), or terminate any Contract of a nature required to be listed as a Company Contract in the Company Disclosure Letter or waive, delay the exercise of, release or assign any material rights or claims thereunder, or (ii) enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Parent’s business activities or the effect of which would be to grant to a third party following the Merger the actual or potential right to license any Intellectual Property owned by Parent or its subsidiaries (other than, with respect to subsidiaries, the Surviving Corporation);

(q) Enter into, modify or amend any Contract or arrangement pursuant to which any other party is granted discounts, price protection or price reductions with respect to the sale of any of the Company Products;

(r) Except as required by GAAP or SEC rules and regulations, revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;

(s) Enter into, renew or materially modify any Contract relating to the distribution, sale, license or marketing by third parties of the Company Products, other than (i) renewals of existing Contracts on a nonexclusive basis or modifications in connection with renewals of existing Contracts on a nonexclusive basis, or (ii) new nonexclusive Contracts, either of which can be terminated without penalty upon notice of 60 days or less, and are otherwise in compliance with this Section 4.1;

(t) Make or change any material Tax election or Tax accounting method that is reasonably likely to adversely affect in any material respect the Tax attributes or Tax liabilities of the Company, enter into any Tax sharing or similar agreement, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(u) Other than taking any action permitted by Section 5.4(d), engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;

(v) Except as set forth in Section 4.1(v) of the Company Disclosure Letter, (i) hire any officers, consultants, independent contractors or employees (except that in the event an employee is terminated pursuant to clause (ii) hereof or voluntarily terminates, including by death or disability, his or her employment, a replacement may be engaged to fill such terminated employee’s position, provided (A) any consideration payable for services rendered by such replacement is of a kind and amount not otherwise prohibited by this Section 4.1 and substantially similar in kind and amount to the consideration paid for such terminated employee, and (B) any arrangement with any such replacement shall be terminable, at the sole option of Parent, without payment or penalty at the Effective Time), or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate any Employee (except for termination for cause), or take any action that would allow any Employee to claim a constructive termination or termination for “good reason”;

(w) Except for payments arising directly out of the Transactions, make any individual payment in excess of $25,000, or aggregate payments in excess of $150,000, outside of the ordinary course of business other than pursuant to Contracts existing on the date hereof and made available to Parent prior to the date hereof;

(x) Commence any litigation or settle any threatened or pending litigation for an amount in excess of $50,000 (other than any litigation to enforce any of its rights under this Agreement);

(y) Adopt, implement or amend any stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its affiliates or the transactions contemplated by this Agreement;

(z) Take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, other than the termination of this Agreement pursuant to Article VII or actions to enforce its rights under this Agreement;

(aa) Make any capital expenditures, capital additions, capital improvements or other expenditures in excess of $200,000 individually or $1 million in the aggregate;

(bb) Materially change the amount of any insurance coverage;

(cc) Fail to timely file any of the forms, reports and documents required to be filed with the SEC;

(dd) Materially change the manner in which it extends warranties or credits to customers;

(ee) Accelerate the delivery or sale of products or agree to premiums on the purchase of raw materials except in the ordinary course of business consistent with prior practice;

(ff) Enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company or any of its subsidiaries (or any member of their families) has an interest under circumstances that, if entered immediately prior to the date of this Agreement, would require that such Contract be listed on Section 2.11(b)(i) of the Company Disclosure Letter; or

(gg) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(dd), or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and file with the SEC, the Proxy Statement and this Agreement and subject to Section 5.4 seek to obtain the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent, the Company or their respective counsel, may be required under the Exchange Act and SEC rules and regulations for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company and Parent will use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all comments reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other Governmental Entity, and/or mailing to the stockholders of the Company, such amendment or supplement.

5.2 Meeting of Company Stockholders.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the Florida Business Corporation Act and the Company Charter Documents to convene an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement (the “Stockholders’ Meeting”), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the Proxy Statement is cleared by the SEC (or if no SEC comments are received on or prior to the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, within 65 days after such initial filing). Subject to Section 5.4(d), the Company shall use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and shall take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the Florida Business Corporation Act to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with the Florida Business Corporation Act, the Company Charter Documents and all other applicable Legal Requirements.

(b) Subject to the terms of Section 5.4(d): (i) the Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholders’ Meeting; (ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 2.24 and (B) a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company’s stockholders vote in favor of the adoption of this Agreement. Nothing in this Agreement shall prohibit the Board or any director from fulfilling its fiduciary duties including the duty of candor or disclosure to the Company’s stockholders under applicable law. For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

5.3 Confidentiality; Access to Information.

(a) The parties acknowledge that Parent and the Company have previously executed a letter agreement, dated as of June 1, 2006 as amended by the Amendment executed by Parent on October 17, 2006 and by the Company on October 19, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, other than those provisions of the Confidentiality Agreement, which are superseded by Section 5.4.

(b) The Company shall afford Parent and its accountants, counsel, advisors and other representatives reasonable access, subject to Legal Requirements and in a manner so as not to interfere with the normal business operations of the Company, during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request.

(c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.4 No Solicitation.

(a) No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, nor shall they authorize or permit any of their respective officers and directors (or affiliates of any of such officers or directors), affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by the Company or any subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.4(g)(i)) with respect to the Company or any subsidiary, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or any subsidiary, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to the Company or any subsidiary, except as to the existence of these provisions and to the extent specifically permitted pursuant to Section 5.4(d), (iv) approve, endorse or recommend any Acquisition Proposal with respect to the Company or any subsidiary (except to the extent specifically permitted pursuant to Section 5.4(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Company or any subsidiary. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in no event more than 48 hours) after the first officer or director of the Company becomes aware of the receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Board reasonably believes would lead to an Acquisition Proposal, the Company shall provide to Parent oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide to Parent as promptly as practicable (but in no event more than 48 hours thereafter) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry (to the extent such nonpublic information has not been previously so furnished).

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting at which the Board is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company or any subsidiary receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably expected to result in, a Superior Offer (as defined in Section 5.4(g)(ii)), the Company and its Representatives on behalf of the Company may then take the following actions (but only if and to the extent that the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive to such third party as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions and negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into discussions and negotiations with such third party.

(d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger, recommend a Superior Offer and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (vi) are met:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Stockholders’ Meeting has not occurred;

(iii) The Company shall have (A) provided to Parent written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Board intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to Parent all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer (unless such materials have been previously provided);

(iv) The Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law;

(v) Parent shall not have, within three (3) days of Parent’s receipt of the notice referred to in Section 5.4(d)(iii), made an offer that the Board by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable, from a financial point of view, to the Company’s stockholders as such Superior Offer (it being agreed that (A) the Board shall convene a meeting to consider any such offer by Parent promptly following receipt thereof, (B) that the Board will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of the adoption of this Agreement for three (3) days after receipt by Parent of the notice referred to in Section 5.4(d)(iii), and (C) any change to the financial or other material terms of such Superior Offer shall require a new notice pursuant to Section 5.4(d)(iii) and a new three (3) day period under this Section 5.4(d)(v).

(vi) It shall not have breached any of the provisions set forth in this Section 5.4.

(e) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement (but subject to the Company’s right to terminate this Agreement pursuant to Section 7.1(e)), the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Prior to the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Board from taking any action necessary to comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or from making any other disclosure if in the good faith judgment of the Board, after consultation and written advice of its legal counsel, failure to do so would result in a violation of law, provided, however, that the content of any such disclosure shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.4(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of the Company any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

(ii) “Superior Offer,” shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board has in good faith concluded (after consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and for which financing, to the extent required, is then committed or, in the good faith judgment of the Board, such financing is reasonably capable of being consummated.

5.5 Public Disclosure.

(a) Unless otherwise required by law, Parent and Merger Sub, on the one hand, and Company on the other hand, shall, to the extent reasonably practicable, consult with each other, and give each other reasonable opportunity to review and consent, before issuing any press release or other public statements with respect to this Agreement, the Merger and the Transactions. The parties have agreed to the text of the joint press release announcing the signing of this Agreement, to be substantially in the form as noted on Exhibit C.

(b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation, except, in exigent circumstances, as may be required by law or any quotation requirement of the OTCBB, in which case reasonable efforts to consult with Parent will be made prior to such release or public statement.

5.6 Reasonable Efforts; Notification.

(a) Other than taking any action permitted by Section 5.4(d) and subject to the limitations set forth in Section 5.9, upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments not inconsistent with the terms of this Agreement reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use commercially reasonable efforts to ensure that the Transactions may be consummated in the most expeditious manner promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b) The Company and Parent shall give prompt notice (but in no event more than 48 hours) to the other upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent will notify the other of any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the consummation of the Merger.

5.7 Third Party Consents and Notices.

(a) As soon as practicable following the date hereof, the Company shall use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’

respective material Contracts required to be obtained in connection with the consummation of the Transactions, including those set forth on Section 5.7 of the Company Disclosure Letter.

(b) As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its subsidiaries’ respective material Contracts that are required to be provided in connection with the consummation of the Transactions.

(c) The Company shall give all notices and other information required to be given to the Employees, any collective bargaining unit representing any group of Employees, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable law in connection with the transactions contemplated by this Agreement.

5.8 Director’s and Officer’s Insurance and Indemnification.

(a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers, Employees and agents of the Company and any subsidiary (“Indemnified Parties”) under the provisions existing on the date of this Agreement in the Company’s Charter Documents shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the Transactions), survive the Effective Time, and, as of the Effective Time, the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties or individuals who, immediately prior to the Effective Time, were Employees or agents of the Company, unless such modification is required by applicable law.

(b) Prior to Closing, the Company shall purchase “tail” insurance coverage covering a period of six (6) years after the Effective Time, at a cost no greater than $295,000, that provides coverage, to officers and directors of the Company immediately before the Effective Time, at least equal to existing insurance policies and containing terms and conditions which are no less advantageous to former officers and directors of the Company. The insurance purchased pursuant to this Section 5.8(b) shall be prepaid in its entirety at the Effective Time and non-cancellable by Parent or Surviving Corporation and evidence of such insurance will be delivered by the Company at Closing.

5.9 Regulatory Filings.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals of Governmental Entities required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, and as promptly as practicable make any other additional filings required by any other applicable Antitrust Laws (as hereinafter defined). The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Law; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.9(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as practicable after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company, (B) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the Company’s business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied with its obligations under this Section 5.9.

5.10 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, for purposes of this Section 5.10, the “Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to advance review and approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

5.11 Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a “Transferred Company Employee” and collectively, the “Transferred Company Employees”) with similar types and levels of employee benefits as those provided to similarly situated employees of Parent; provided that nothing herein shall preclude Parent from maintaining one or more of the Company’s benefit plans and programs for a transition period following the Effective Time. Parent shall treat and cause its applicable benefit plans to treat the service of

Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting in Parent benefit plans, including applicability of minimum waiting periods for participation. Parent shall use commercially reasonable efforts to provide that no Transferred Company Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent’s group plan (unless covered under one of the Company’s group health plans), or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation; provided that such Transferred Employees meet applicable at work requirements as of the Effective Time. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent benefit plans or under circumstances in which such coverage, benefits or credit would result in a duplication of benefits.

5.12 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Company Insiders (as defined below), the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. “Company Insiders” shall mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

5.13 Cash Deposit by Parent. Concurrent with (and contingent upon) the Closing of the Merger, and subject to the terms and conditions of this Agreement, Parent shall deposit with the Company a sufficient amount in cash to be applied to (i) purchase and extinguish all of the outstanding Company Bonds (as hereinafter defined), (ii) repay in full and extinguish the Company’s revolving credit facility, (c) satisfy and extinguish all severance, change in control and other employment termination-related obligations, but not more than $1,100,000 for these items, and (iii) pay for reasonable fees and expenses incurred by the Company and any subsidiary in connection with or arising out of this Agreement and the consummation of the Merger and other transactions contemplated hereby, including, without limitation, all obligations of the Company and any subsidiary to its legal counsel, financial advisors, agents engaged in connection with the tender offer for Company Bonds (including any information agent, dealer/manager and depositary agent) and accountants, but not more than $1,700,000. Notwithstanding (i) above, nothing in this Agreement shall be construed as a prohibition against Parent making permissible purchases of the Company Bonds in open-market transactions in accordance with applicable laws. At the Closing, and in Parent’s sole discretion, Parent may pay all, some or none of the forgoing amounts directly to the counterparty of such Liability.

5.14 Debt Tender Offer.

(a) As soon as practicable on or about December 22, 2006 (or such other time as may be decided by the Company and Parent), the Company shall launch a cash tender offer (the “Debt Tender Offer”) at least twenty business days prior to the Closing Date for at least 97% of the outstanding Senior Secured Notes due February 3, 2009 of the Company (the “Company Bonds”), on the terms and conditions set forth on Section 5.14 of the Company Disclosure Letter. Such Debt Tender Offer shall be conducted in accordance with all applicable rules and regulations of the SEC and other applicable Legal Requirements.

(b) Promptly after the date of this Agreement, the Company shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offer, including the offer to purchase, letters of transmittal and other related documents (collectively, the “Offer Documents”), and such Offer Documents shall comply as to form and substance with applicable Legal Requirements, including but not limited to the requirements under the Exchange Act. Parent shall cooperate with the Company as, in the reasonable judgment of Parent, the Company or their respective counsel, may be necessary or appropriate for the preparation of the Offer Documents such that the Debt Tender Offer can commence at least twenty business days prior to the Closing Date. The Offer Documents shall be subject to the prior review and consent of Parent, which consent may not be unreasonably withheld.

(c) If at any time prior to the Effective Time, any information relating to the Company or any of its subsidiaries, affiliates, officers or directors, which if not set forth in an amendment or supplement to the documents mailed to holders in respect of the Debt Tender Offer would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, should be discovered by the Company, any Employee or advisor to the Company, the Company shall promptly notify Parent and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of the Company Bonds.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote under applicable law by the stockholders of the Company.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Governmental Approvals. All applicable waiting periods under the HSR Act and under any applicable material or other Antitrust Laws shall have expired or been terminated, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.

6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement which are qualified by materiality or Material Adverse Effect or words of similar effect shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date and for changes contemplated by this Agreement), and the representations and warranties of Parent and Merger Sub in this Agreement which are not so qualified shall be true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties; Disclosures. The representations and warranties of the Company in this Agreement and the disclosures in the Company Disclosure Letter which are qualified by materiality or Material Adverse Effect or words of similar effect shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date as though such representations, warranties and disclosures were made on and as of such date, subject to Section 4.1 hereunder (except for representations, warranties and disclosures which address matters only as to a specified date, which representations, warranties and disclosures shall be true and correct with respect to such specified date and for changes contemplated by this Agreement), and the representations and warranties of the Company in this Agreement and disclosures in the Company Disclosure Letter which are not so qualified shall be true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date as though such representations, warranties and disclosures were made on and as of such date, subject to Section 4.1 hereunder (except for representations, warranties and disclosures which address matters only as to a specified date, which representations, warranties and disclosures shall be true and correct with respect to such specified date). Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

6.4 Dissenting Shares. Holders of Company Common Stock holding no more than five percent (5%) of the outstanding Company Common Stock shall have perfected their dissenter’s rights under the Florida Business Corporation Act and be Dissenting Shares.

6.5 Company Bonds Irrevocably Tendered. Holders of the outstanding Company Bonds shall have irrevocably tendered to a paying agent or escrow agent for cancellation, together with such Bond Tender Documents as may be required (each duly completed and validly executed), at least 97% of the outstanding Company Bonds, with each such holder of Company Bonds entitled to receive in exchange therefor an amount in cash equal to $0.875 for each $1.00 of principal of the Company Bonds held by such holder plus accrued interest thereon through the Closing date.

6.6 Third-Party Obligations. At Closing, after giving effect to the Company’s receipt of the cash deposit described in Section 5.13:

(a) There shall be no more than 3% of the Company Bonds outstanding, excluding Company Bonds irrevocably tendered to a paying agent or depositary agent for which the only act necessary to give effect to the cancellation of, and extinguishment of all obligations represented by such Company Bonds is delivery of the appropriate payment amount in cash by the Company (or on behalf of the Company) to such paying agent or depositary agent;

(b) The Company and any subsidiary shall have no indebtedness for borrowed money from a person that is not the Company (or a subsidiary of the Company, if any) other than (i) amounts borrowed under the Loan and Security Agreement dated February 3, 2004, (ii) amounts represented by up to 3% of the Company Bonds and (iii) amounts borrowed or owed in connection with the mortgages and liens on the Company’s real property located in Tampa, Florida, not to exceed $2,937,422.56, Gaylord, Michigan, not to exceed $69,469.61, and the Contract for Deed pertaining to the Hibbing, Minnesota location, not to exceed $179,668.00; and

(c) The Company’s and any subsidiary’s obligations for fees and expenses incurred in connection with or arising out of this Agreement and the consummation of the Merger and other transactions contemplated hereby, including, without limitation, all obligations of the Company and its subsidiaries to their legal counsel, financial advisors and accountants, shall have been paid in full and extinguished, and each such legal counsel, financial advisor, accountant and other agent and representative shall have delivered at Closing to Parent, a release evidencing that no liability or obligation to any of such legal counsel, financial advisor, agent or representative for any such fees or expenses exists as of the Closing.

Parent shall have received evidence in form and substance reasonably satisfactory to Parent demonstrating the satisfaction of the conditions of this Section 6.6.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent, in each case as authorized by their respective Board of Directors,

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before March 31, 2007 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of a material obligation required to be performed by such party under this Agreement at or prior to the Effective Time;

(c) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by the Company, upon approval of the Board, if (i) the Board has concluded in good faith, after consultation with its outside legal counsel, that, in light of receipt of a Superior Offer, a Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law, (ii) immediately following such termination the Company pays the Termination Fee and Expenses (each as defined below) to Parent, the Company enters into a definitive agreement with respect to a Superior Offer and immediately prior to such termination, such definitive agreement was capable of acceptance, and (iii) it has complied with its obligations under Section 5.4 in all material respects; provided, however, that any termination of this Agreement pursuant to this Section 7.1(e) shall not be effective until the Company has made full payment of the Termination Fee and Expenses.

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent’s representations and warranties or breach of a covenant or agreement by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for 30 days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30-day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach of a covenant or agreement by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 30-day period);

(h) by Parent, upon the failure of the Company or any Representative to comply with the provisions of Section 5.4 in all material respects (other than breaches which are cured within three (3) business days after notice from Parent);

(i) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; or

(j) by Parent, if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed, qualified or modified in a manner adverse to Parent the Board’s or committee’s unanimous recommendation in favor of the adoption of this Agreement or the Merger or the approval of the Transactions (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period, as defined below, shall be considered an adverse modification); (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Company Common Stock vote in favor of the adoption of this Agreement; (iii) the Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days (such ten (10) business day period, the “Acquisition Proposal Assessment Period”) after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (vi) the Board shall have failed to reaffirm its approval or recommendation of this Agreement as promptly as practicable (but in any event within ten (10) days) after receipt of a written request to do so from Parent.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 7.1 will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, 30 days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms, as such terms are modified by Section 5.3(a).

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) If this Agreement is terminated by Parent pursuant to Section 7.1(j) by reason of the occurrence of a Triggering Event, the Company shall reimburse Parent for all of the out-of-pocket expenses of Parent and Merger Sub (including printing fees, filing fees and expenses of their legal, financial and other advisors) related to the Transactions, Merger and this Agreement, up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000) (collectively, the “Expenses”) and pay Parent a termination fee in an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Termination Fee”), in each case in immediately available funds, within two (2) business days thereafter,.

(ii) The Company shall pay to Parent in immediately available funds, concurrent with the termination by the Company of this Agreement pursuant to Section 7.1(e), an amount equal to the Termination Fee and Expenses.

(iii) The Company shall pay to Parent in immediately available funds, within one (1) business day after the occurrence of the events stipulated in paragraphs (A) or (B) below, as the case may be, an amount equal to the Termination Fee and Expenses, if this Agreement is terminated by Parent pursuant to Section 7.1(b) or Section 7.1(d) and any of the following shall occur:

(A) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) days prior to the earlier to occur of the End Date or the Stockholders’ Meeting, as applicable, and within 12 months following the termination of this Agreement any Company Acquisition (as defined below) is consummated; or

(B) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) days prior to the earlier to occur of the End Date or the Stockholders’ Meeting, as applicable, and within 12 months following the termination of this Agreement the Company enters into a letter of intent or similar document or any Contract providing for any Company Acquisition.

(iv) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of or any intentional misrepresentation in this Agreement.

(v) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee and Expenses are payable pursuant to this Section 7.3(b), payment of the Termination Fee and Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any Employees or stockholders of the Company, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee and Expenses are payable pursuant to this Section 7.3(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee and Expenses pursuant to this Section 7.3(b), the parties agree that, upon any termination of this Agreement pursuant to Section 7.1 (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee and Expenses payable pursuant to this Section 7.3(b), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, Employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages, for any such termination of this Agreement. Notwithstanding the foregoing, payment of the Termination Fee and Expenses pursuant to this Section 7.3(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any Employees or stockholders of the Company, with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement.

(vi) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (B) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

(vii) For purposes of this Section 7.3, this Agreement shall be deemed terminated by Parent pursuant to a provision giving rise to the obligation to pay the Termination Fee and Expenses if at the time of any termination hereunder Parent was so entitled to terminate this Agreement pursuant to such provision; provided that solely for the avoidance of doubt, the Company shall not be required to pay the Termination Fee and Expenses pursuant to more than one clause of this Section 7.3.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any condition set forth in Section 6.1(a) may not be waived without the express written consent of Parent and the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of no further force or effect at, and as of, the Effective Time or upon termination and abandonment of this Agreement pursuant to Section 7.1 of this Agreement, and only the covenants and agreements of the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time including, but not limited to, Sections 1.6, 1.7, 1.8 and 5.8. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Kimball Electronics Manufacturing, Inc.

1600 Royal Street

Jasper, Indiana 47549

Attention: General Counsel

Telephone No.: (812) 482-1600

Telecopy No.: (812) 634-4330

with a copy to:

Squire, Sanders & Dempsey L.L.P.

312 Walnut Street, 35th Floor

Cincinnati, Ohio 45202

Attention: Stephen C. Mahon, Esq.

Telephone No.: (513) 361-1200

Telecopy No.: (513) 361-1201

with a duplicate copy to:

Squire, Sanders & Dempsey L.L.P.

One Tampa City Center

201 N. Franklin Street, Ste 2100

Tampa, Florida 33602

Attention: Joseph D. Edwards, Esq.

Telephone No.: (813) 202-1300

Telecopy No.: (813) 202-1313

(b) if to the Company, to:

Reptron Electronics, Inc.

13700 Reptron Blvd

Tampa, Florida 33626

Attention: Paul J. Plante

Telephone No.: (813) 854-2000

Telecopy No.: (813) 814-5292

with a copy to:

Schwabe, Williamson & Wyatt, P.C.

1211 SW 5th Avenue, Suites 1500-1900

Portland, Oregon 97204

Attention: A. Jeffery Bird, Esq.

Telephone No.: (503) 222-9981

Telecopy No.: (503) 796-2900

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished” to Parent if such item has been sent to Parent or its representatives, provided to Parent or its representatives or made available to Parent or its representatives for review, in a data room, in connection with Parent’s due diligence review or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) For purposes of this Agreement, the term “knowledge” means (i) with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; provided that with respect to any executive officer, such executive officer shall have made reasonable inquiry of the Employees responsible for such matter in question; and provided, further, that if any executive officer does not make such reasonable inquiry, then such executive officer shall be deemed to have actual knowledge of those facts or matters that such executive officer would have had, had he or she made such inquiry.

(c) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any entity (including, but not limited to, the Company and/or any subsidiary), means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that has, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), capitalization, financial condition, or results of operations of such entity and its subsidiaries taken as a whole, or the ability of such entity to perform its obligations under this Agreement and consummate the Transactions; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: any material adverse change, event, circumstance or development with respect to, or effect resulting from, (A) changes after the date of this Agreement in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on the Company, (B) changes, events, occurrences or developments after the date of this Agreement in applicable law or in GAAP, (C) changes in the market price or trading volume of the Company Common Stock (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (D) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing, and (E) any effect resulting from compliance with the terms of this Agreement.

(d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York City are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.

(f) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 5.3(a); and (b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except to the extent the laws of the State of Florida are mandatorily applicable to the Merger. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of either (i) the Court of Chancery of the State of Delaware or (ii) any Federal court of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

KIMBALL ELECTRONICS MANUFACTURING, INC.

By:
Name:
Title:

GATOR ELECTRONICS, INC.

By:
Name:
Title:

REPTRON ELECTRONICS, INC.

By:
Name:
Title:

EXHIBIT A

FORM OF ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

EXHIBIT B

FORM OF BYLAWS OF SURVIVING CORPORATION

EXHIBIT C

FORM OF JOINT PRESS RELEASE

Annex B

Project Botany—Fairness Opinion Letter

December 18th, 2006

CONFIDENTIAL DRAFT

Board of Directors

Reptron Electronics, Inc.

13700 Reptron Boulevard

Tampa, Florida 33626

Dear Members of the Board of Directors:

We understand that Reptron Electronics, Inc. (the “Company”), Kimball Electronics Manufacturing, Inc., (“Parent”), and Gator Electronics, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of December 18th, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. We further understand that pursuant to the Merger Agreement, each issued and outstanding share of Company common stock, par value $0.01 per share (together, the “Common Stock”) (other than the Dissenting Shares (as defined in the Agreement) and shares of common stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent) will be cancelled and converted into the right to receive $0.68 in cash (the “Consideration”). The Merger Agreement also provides that the Company will make a cash tender offer (the “Offer”) to acquire at least 97% of its outstanding Senior Secured Notes due February 3, 2009 of the Company. The terms and conditions of the Merger are more fully detailed in the Merger Agreement.

Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies Broadview”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Board of Directors pursuant to an engagement letter dated September 26th, 2006 (the “Engagement Letter”) to render a fairness opinion to the Board of Directors of the Company in connection with the Merger. We will receive a fee for our services pursuant to the Engagement Letter that is contingent upon the completion of the Merger and we also will be reimbursed for expenses incurred. We will also receive a separate fee from the Company for rendering this opinion that is not contingent upon the completion of the Merger, but that will be credited against the fees to be received upon completion of the Merger. The Company has agreed to indemnify Jefferies Broadview and its affiliates against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies Broadview under such Engagement Letter. We have previously and may in the future provide financial advisory and financing services to the Company and other potential participants in the Merger or their respective affiliates in connection with matters unrelated to the Merger. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company, Parent and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock (other than Merger Sub, Parent or any other their respective affiliates or any affiliate of the Company) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders as of the date hereof. We express no opinion with respect to any other aspect of the Merger or with respect to the Offer.

Project Botany—Fairness Opinion Letter

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the draft Merger Agreement dated December 18th, 2006, which, for purposes of this opinion we have assumed, with your permission to be identical in all material respects to the document to be executed; (ii) reviewed certain financial and other information about the Company that was publicly available; (iii) reviewed information furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information; (iv) held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance; (v) reviewed the recent share trading price history of the Company; (vi) reviewed the valuation of the Company implied by the Consideration; (vii) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (viii) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company; and (ix) reviewed the premiums to pre-announcement stock prices paid in recent selected acquisition transactions that were similar to the Merger. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. Our analyses were based, among other things, on the financial projections of the Company for the period ending December 31st, 2006 (the “Financial Projections”) furnished to us by senior management of the Company. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the Company, and that the Financial Projections and the assumptions derived therefrom provide a reasonable basis for our opinion. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein. We note that senior management of the Company has confirmed to Jefferies Broadview that the Company’s financial results for fiscal year 2007 are not expected to be materially different from the Company’s results in fiscal year 2006, although financial projections for fiscal year 2007 were not provided to Jefferies Broadview.

Our opinion speaks only as of the dates hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. For purposes of this opinion, we have

Project Botany—Fairness Opinion Letter

assumed that the Company is not currently involved in any material transaction other than the Merger, other than publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to either the Company or to any holder of Common Stock.

In rendering this opinion we have also assumed that: (i) in all respects material to our analysis that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Consideration (including, without limitation, conditions respecting the closing of the Offer); (ii) in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Merger; (iii) the Merger will be consummated in accordance with applicable laws and regulations and, subject to the assumptions set forth above, with the terms of the Merger Agreement as set forth in the draft thereof dated December 18th, 2006; (iv) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (v) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company as of the respective dates of such financial statements.

Our opinion is addressed solely to the Board of Directors of the Company and is intended for its use in considering the Merger, and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on any matter relevant to the Merger Agreement. Our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, our opinion may be included in the Company’s proxy statement or similar disclosure document with respect to the Merger; provided that it is reproduced in full, and that any summary of, or other description of, the opinion in such proxy statement or other disclosure document, or other reference to Jefferies or its opinion, will be acceptable to Jefferies and its counsel in their sole discretion.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock (other than Merger Sub, Parent or any other their respective affiliates or any affiliate of the Company) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Jefferies Broadview

a division of Jefferies & Company, Inc.

Annex C

Florida Business Corporation Act Sections 607.1301 to 607.1333

Rights of Dissenting Shareholders

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 Right of shareholders to appraisal.—(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefore, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

REPTRON ELECTRONICS, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                 , 2007

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated                 , 2007, and by signing on the reverse side, hereby names, constitutes and appoints Paul J. Plante and Charles L. Pope, and each of them, with full power of substitution, my true and lawful proxies for me and in my place and stead to attend the Special Meeting of the Stockholders of Reptron Electronics, Inc., a Florida corporation (the “Company”), to be held on                 , 2007 at 8:00 a.m. Central Time, at the Company’s headquarters at 13700 Reptron Boulevard, Tampa, Florida 33626 (the “Special Meeting of Stockholders”) and at any adjournment or postponement thereof, and vote all shares of common stock of the Company as directed by this proxy card that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders, and at any adjournment or postponement thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

ALL SHARES OF THE COMPANY’S COMMON STOCK THAT ARE REPRESENTED AT THE SPECIAL MEETING BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE SPECIAL MEETING AND NOT REVOKED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO INSTRUCTIONS FOR THE PROPOSALS ARE INDICATED ON AN EXECUTED PROXY CARD, SUCH PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY AS SET FORTH HEREIN WITH RESPECT TO SUCH PROPOSALS.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

REPTRON ELECTRONICS, INC. C/O AMERICAN STOCK TRANSFER AND TRUST COMPANY 59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038

/\ FOLD AND DETACH HERE /\

Please mark your votes as in this example. ☒

THE BOARD OF DIRECTORS OF REPTRON ELECTRONICS, INC. UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. To approve and adopt the Plan of Merger and Acquisition Agreement, dated as of December 18, 2006, by and among Reptron Electronics, Inc., Kimball Electronics Manufacturing, Inc. and Gator Electronics, Inc. and to approve the merger contemplated thereby.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To grant authority to the proxyholders to vote in their sole discretion with respect to the approval of any proposal to postpone or adjourn the Special Meeting of Stockholders to a later date for a reasonable business purpose, including to solicit additional proxies in favor of Proposal 1 if there are insufficient votes for approval of Proposal 1.

☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF REPTRON ELECTRONICS, INC. THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS AND, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you plan to attend the Special Meeting of Stockholders, please mark the following box ☐.

Even if you plan to attend, please mark, date and sign this proxy card and promptly return it in the envelope provided.

NOTE: If you receive more than one Proxy Card, please date and sign each Proxy Card and return all Proxy Cards in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENVELOPE PROVIDED.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

Date: , 2007	Signature

Signature (if held jointly)

IMPORTANT: Signatures of stockholders should correspond exactly with the names shown on this Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Joint owners should both sign.